As filed with the Securities and Exchange Commission on August 22, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

QUANTA SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	74-2851603
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)
1360 Post Oak Boulevard, Suite 2100
Houston, Texas 77056
(713) 629-7600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Tana L. Pool, Esq.
Vice President and General Counsel
1360 Post Oak Boulevard, Suite 2100
Houston, Texas 77056
(713) 629-7600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
W. Robert Shearer, Esq.
Baker & Hostetler LLP
1000 Louisiana, Suite 2000
Houston, Texas 77002
Facsimile No.: (713) 751-1717
     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a registration statement pursuant to General Instruction 1.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☑
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction 1.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering	Aggregate	Registration
Securities to be Registered	to be Registered	Price per Unit	Offering Price	Fee(1)

3.75% Convertible Subordinated Notes due 2026	$143,750,000	100%	$143,750,000	$15,382

Common Stock, par value $.00001 per share(2)	8,658,480	N/A	N/A(3)	N/A(3)

(1)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Represents 6,414,542 shares of common stock issuable upon conversion of the notes at a conversion rate of 44.6229 shares of common stock per $1,000 principal amount of notes, plus up to an additional 2,243,938 shares of common stock that may be issuable as a make whole premium upon conversion of the notes following a change in control. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event as well as pursuant to the conversion rate adjustments described in this registration statement.

(3)	Pursuant to Rule 457(i) under the Securities Act, there is no additional filing fee with respect to the shares of common stock issuable upon conversion of the notes because no additional consideration will be received in connection with the exercise of the conversion privilege.

PROSPECTUS
$143,750,000
3.75% Convertible Subordinated Notes Due 2026
and the Common Stock Issuable Upon Conversion of the Notes

     On May 3, 2006, Quanta Services, Inc. issued and sold $143,750,000 aggregate principal amount of 3.75% Convertible Subordinated Notes due 2026 in a private placement in reliance on an exemption from registration under the Securities Act of 1933, as amended, or the Securities Act. The initial purchasers of the notes in the offering resold the notes in reliance on an exemption from registration under Rule 144A of the Securities Act. The selling security holders identified in this prospectus will use this prospectus to resell the notes and the shares of common stock issuable upon conversion of the notes. If required, we will set forth the names of any other selling security holders in a supplement to this prospectus.
     We will not receive any proceeds from the sale of the notes or shares of common stock issuable upon conversion of the notes by any of the selling security holders. The notes and the shares of common stock issuable upon conversion of the notes may be offered by selling security holders in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices.
     The notes bear interest at the rate of 3.75% per annum. Interest on the notes is payable in cash semiannually in arrears on April 30 and October 30 of each year, beginning October 30, 2006. The notes will mature on April 30, 2026.
     Beginning with the interest period commencing on April 30, 2010, and for each six-month interest period thereafter, we will pay contingent interest during the applicable interest period if the average trading price of the notes during the five consecutive trading days immediately preceding the last trading day before the commencement of the applicable interest period equals or exceeds 120% of the principal amount of the notes. The contingent interest payable per note within any applicable interest period will equal an annual rate of 0.25% of the average trading price of a note during the five trading day reference period. Unless the context indicates otherwise, all references to interest in this prospectus will include contingent interest, if any.
     Holders may convert the notes based on a conversion rate of 44.6229 shares of our common stock per $1,000 principal amount of notes (which is equal to an initial conversion price of approximately $22.41 per share), subject to adjustment, under the following circumstances:

•	if the closing price of our common stock reaches a specified threshold,

•	if the notes are called for redemption,

•	if specified distributions to holders of our common stock are made or specified corporate transactions occur, or

•	during the last two months prior to maturity of the notes.
     Upon conversion, we will have the right to deliver, in lieu of common stock, cash or a combination of cash and common stock in the amounts described in this prospectus.
     If a holder elects to convert its notes in connection with a change in control, we will pay a make whole premium in some circumstances by increasing the conversion rate applicable to such notes. In the event of a conversion following a change in control, in lieu of paying to holders a make whole premium, if applicable, we may elect, in some circumstances, to adjust the conversion rate and related conversion obligation so that the notes are convertible into shares of the acquiring or surviving company, as described in this prospectus.
     Holders may require us to purchase for cash all or a portion of their notes on April 30, 2013, April 30, 2016 and April 30, 2021, at a price equal to 100% of the principal amount being offered plus accrued and unpaid interest, if any, subject to specified additional conditions. In addition, if we experience a change in control as described in this prospectus, holders may require us to purchase for cash all or a portion of their notes, subject to specified exceptions, at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest, if any.
     We may not redeem the notes prior to April 30, 2010. We may redeem for cash all or a portion of the notes at any time on or after April 30, 2010 until April 30, 2013, at a price equal to 100% of the principal amount being redeemed, plus accrued and unpaid interest, if any, if the closing price of our common stock reaches a specified threshold. In addition, we may redeem for cash all or a portion of the notes at any time on or after April 30, 2010 at the redemption prices specified herein, plus accrued and unpaid interest, if any.
     The notes rank junior in right of payment to all of our existing and future senior indebtedness and equally in right of payment with all of our other subordinated indebtedness. The notes are effectively subordinated to the existing and future indebtedness and other liabilities of our subsidiaries, including trade payables.
     The notes issued in the initial private placement are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages (PORTAL) system of the National Association of Securities Dealers, Inc. However, the notes sold using this prospectus will no longer be eligible for trading in the PORTAL system. We do not intend to list the notes on any national securities exchange or in any automated quotation system. Our common stock is listed on the New York Stock Exchange under the symbol “PWR.” The last reported sale price of our common stock on the New York Stock Exchange on August 21, 2006 was $17.11 per share.
     The notes will be subject to U.S. federal income tax rules applicable to contingent payment debt instruments. See “Certain U.S. Federal Income Tax Consequences.”

      Investing in these securities involves risks. See “Risk Factors” beginning on page 10.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or the shares of common stock issuable upon conversion of the notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
     The date of this prospectus is August 22, 2006

ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process or continuous offering process. Under this shelf registration process, the selling security holders may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities which may be offered by the selling security holders. Each time a selling security holder sells securities, the selling security holder is required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling security holder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”
      In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it.
      The selling security holders are offering to sell the notes and the common stock issuable upon conversion of the notes only in places where offers and sales are permitted.
      This prospectus is based on information provided by us and by other sources that we believe are reliable. We cannot assure you that the information obtained from other sources is accurate or complete. This prospectus contains summaries of the terms of certain documents. Such summaries are qualified in their entirety by reference to the full and complete text of such documents. See “Where You Can Find More Information.”
      You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.
      In this prospectus, “Quanta,” “we,” “us” and “our” refer to Quanta Services, Inc. and its subsidiaries, and “initial purchasers” refers to Banc of America Securities LLC, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc., and First Albany Capital Inc. in each case except where the context otherwise requires or as otherwise indicated. References in this prospectus to our common stock include rights associated with our common stock pursuant to our stockholder rights plan.

FORWARD-LOOKING STATEMENTS
      This prospectus, including the information incorporated by reference herein, includes statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. In addition, we, or others on our behalf, may make forward-looking statements in press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “project,” “forecast,” “may, “will,” “should,” “could,” “expect,” “believe” and other words of similar meaning. In particular, these include, but are not limited to, statements relating to the following:

•	Projected operating or financial results;

•	Expectations regarding capital expenditures;

•	The effects of competition in our markets;

•	The benefits of the Energy Policy Act of 2005;

•	The current economic condition in the industries we serve;

•	Our ability to achieve cost savings; and

•	The effects of any acquisitions and divestitures we may make.
      Such forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict. We describe some of the risks, uncertainties, and assumptions that could affect the outcome or results of operations in “Risk Factors.” We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied, or forecast by our forward-looking statements, and that any or all of our forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions and by known or unknown risks and uncertainties, including the following:

•	Quarterly variations in our operating results;

•	Adverse changes in economic conditions in the markets served by us or by our customers;

•	Our ability to effectively compete for market share;

•	Estimates and assumptions in determining our financial results;

•	Beliefs and assumptions about the collectibility of receivables;

•	The inability of our customers to pay for services following a bankruptcy or other financial difficulty;

•	The financial distress of our casualty insurance carrier that may require payment for losses that would otherwise be insured;

•	Liabilities for claims that are self-insured or for claims that our casualty insurance carrier fails to pay;

•	Potential liabilities relating to occupational health and safety matters;

•	Estimates relating to our use of percentage-of-completion accounting;

•	Our dependence on fixed price contracts;

•	Rapid technological and structural changes that could reduce the demand for the services we provide;

ii

•	Our ability to obtain performance bonds;

•	Cancellation provisions within our contracts and the risk that contracts expire and are not renewed or are replaced on less favorable terms;

•	Our ability to effectively integrate the operations of businesses acquired;

•	Retention of key personnel and qualified employees;

•	The impact of our unionized workforce on our operations and on our ability to complete future acquisitions;

•	Our growth outpacing our infrastructure;

•	Risks associated with expanding our business in international markets;

•	Potential exposure to environmental liabilities;

•	Requirements relating to governmental regulation;

•	Our ability to continue to meet the requirements of the Sarbanes-Oxley Act of 2002;

•	The cost of borrowing, availability of credit, debt covenant compliance and other factors affecting our financing activities;

•	Our ability to generate internal growth;

•	Our ability to successfully identify and complete acquisitions;

•	The adverse impact of goodwill impairments;

•	The potential conversion of our outstanding 4.5% convertible subordinated notes into cash and/or common stock; and

•	The other risks and uncertainties as are described under “Risk Factors” in this prospectus and as may be detailed from time to time in our public filings with the Securities and Exchange Commission (SEC).
      All of our forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements or that are otherwise included in this prospectus. In addition, we do not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this prospectus.

iii

SUMMARY
      The following summary provides an overview of selected information about us. This summary is qualified in its entirety by the more detailed information, including our consolidated financial statements and related notes thereto, incorporated by reference in this prospectus. You should carefully consider the entire prospectus, including the “Risk Factors” section, before making an investment decision.
Quanta Services, Inc.
General
      We are a leading provider of specialty contracting services, offering end-to-end network solutions to the electric power, gas, telecommunications, cable television and specialty services industries. We believe that we are the largest contractor serving the transmission and distribution sector of the North American electric utility industry. Our consolidated revenues for the year ended December 31, 2005 were approximately $1.859 billion. Our backlog, which represents the amount of revenue that we expect to realize from work to be performed over the next 12 months on uncompleted and new contracts, increased by approximately 21.0%, to $1.295 billion, from December 31, 2004 to December 31, 2005. We were formed in 1997 and since that time, have made strategic acquisitions to expand our geographic presence, generate operating synergies with existing businesses and develop new capabilities to meet our customers’ evolving needs.
Revenue breakdown for the twelve months ended December 31, 2005
      We have established a nationwide presence with a workforce of over 11,000 employees, which enables us to quickly and reliably serve our diversified customer base. Our reputation for responsiveness, performance, geographic reach and a comprehensive service offering also has enabled us to develop strong strategic alliances with numerous customers. Our customers include many of the leading companies in the industries we serve.
      Representative customers include:

• Alabama Power Company	• Intermountain Rural Electric Association
• American Electric Power	• Pacific Gas and Electric Company
• Alltel Corporation	• Puget Sound Energy, Inc.
• CenterPoint Energy, Inc.	• San Diego Gas & Electric
• CenturyTel, Inc.	• AT&T Inc. (formerly SBC)
• Entergy Corporation	• Southern California Edison Company
• Ericsson	• Verizon Communications Inc.
• Florida Power & Light	• Xcel Energy, Inc.
• Georgia Power Company
      Quanta was incorporated in 1997 as a Delaware corporation and its common stock is traded on the New York Stock Exchange under the symbol “PWR.” Our principal executive offices are located at 1360 Post Oak Boulevard, Suite 2100, Houston, Texas 77056, and our telephone number is (713) 629-7600. We maintain a website at www.quantaservices.com. The information on our website does not constitute a part of this prospectus.
Industry Overview
      We estimate that the total amount of annual outsourced infrastructure spending in the three primary industries we serve is in excess of $30 billion. We believe that we are the largest specialty contractor providing services for the installation and maintenance of network infrastructure and that we and the other five largest specialty contractors providing these services account for less than 15% of this market. Smaller, typically private companies provide the balance of these services.
      We expect the following industry trends to positively impact demand for our services in the future:
      Need to upgrade electric power transmission and distribution networks. The nation’s electrical power grid is aging and requires significant maintenance and expansion to handle the country’s current and growing power needs. While the demand for electricity has grown, transmission capacity has decreased over the last ten years. As the selling of electricity increases across regional networks, capacity and reliability will become more important. Awareness of the need to upgrade the nation’s electrical power grid was heightened by the largest blackout in North America’s history on August 14, 2003, which was a major impetus behind the passage of the Energy Policy Act (Energy Act) in August 2005. A survey of investor-owned utilities conducted in May 2005 by Edison Electric Institute indicated that their transmission investments from 2004 to 2008 are expected to increase 60% over the previous five years. We believe the current spending levels will increase as utilities work to address infrastructure maintenance requirements as well as the future reliability standards of the Energy Act.
      Passage of the Energy Policy Act of 2005. The Energy Act was signed into law in August 2005. The Energy Act includes provisions designed to improve the nation’s electric transmission capacity and reliability and to promote investment in the nation’s energy infrastructure. It calls for a self-regulating reliability organization that will implement and enforce mandatory reliability standards on all market participants, with oversight by the Federal Energy Regulatory Commission (FERC). FERC will be required to issue rules promoting capital investment to enlarge, improve and maintain the nation’s transmission facilities; provide a rate of return that attracts investment in transmission; and provide for recovery of costs of complying with the new mandatory reliability standards. As a result, over the next 12 to 24 months, we expect many utilities to evaluate the condition of their infrastructure more closely and act on much needed upgrades to meet the higher reliability standards.

      FERC is also authorized to issue permits for the construction or modification of transmission facilities within national interest electric transmission corridors where states fail to act in a timely manner or lack authority to issue permits. We expect these new rules to lead to a streamlined permitting process, which should make investment in the nation’s transmission system more attractive.
      The Energy Act also modifies a longstanding barrier to effective competition by repealing the Public Utility Holding Company Act (PUHCA). The repeal of PUHCA is expected to attract new investors in this sector. These non-utility investors are likely to focus on reducing costs, while enabling utilities to focus on their core competencies. We believe that the repeal of PUHCA may lead to increased interest in outsourcing solutions.
      Increased outsourcing of network infrastructure installation and maintenance. We believe that electric power, gas, telecommunications and cable television providers are increasingly focusing on their core competencies, resulting in an increase in the outsourcing of network services. Total employment in the electric utility industry declined dramatically in the last decade, reflecting, in part, the outsourcing trend by utilities. We believe that by outsourcing network services to third-party service providers such as us, our customers can reduce costs, provide flexibility in budgets and improve service and performance. As a specialty contractor with nationwide scope, we are able to leverage our existing labor force and equipment infrastructure across multiple customers and projects, resulting in better utilization of labor and assets.
      Increased capital expenditures resulting from our customers’ improved financial position. The economic health of the industries we serve continues to improve after the downturn that a number of companies, including many of our customers, suffered in past years. As a result, we believe that both capital spending and maintenance budgets have stabilized and will increase in certain key end markets.
      Increased opportunities in Fiber to the Premises, or FTTP, and Fiber to the Node, or FTTN. We believe that several of the large telecommunications companies are increasing their spending, particularly for FTTP and FTTN initiatives. Initiatives for this last-mile fiber build-out have been announced by Verizon and AT&T (formerly SBC) as well as municipalities throughout the United States. Verizon confirmed that it had passed more than three million homes and businesses in 16 states by the end of 2005. Verizon also has announced that it plans to pass an additional three million homes and businesses in 2006. In addition, AT&T has announced plans to deliver Internet telephone service to 18 million homes by the first half of 2008, including the installation of more than 38,000 miles of fiber at an estimated cost of $4 billion. This fiber will deliver integrated IP-based television, high-speed Internet and IP voice and wireless bundles of products and services. As a result of these efforts, we expect an increase in demand for our telecommunications and underground construction services over the next few years. While not all of this spending will be for services that we provide, we believe that we are well positioned to furnish infrastructure solutions for these initiatives throughout the United States.
Strengths
      Geographic reach and significant size and scale. As a result of our nationwide operations and significant scale, we are able to deploy services to customers across the United States. This capability is particularly important to our customers who operate networks that span multiple states or regions. The scale of our operations also allows us to mobilize significant numbers of employees on short notice for emergency service restoration. For example, after the damage from Hurricanes Katrina and Rita in the third quarter of 2005, we quickly deployed approximately 2,000 workers to restore affected power lines.
      Strong financial profile. Our strong liquidity position provides us with the flexibility to capitalize on new business and growth opportunities. As of June 30, 2006, we had approximately $309.5 million in cash and cash equivalents on our balance sheet. See “Use of Proceeds.”
      Strong and diverse customer relationships. Our customer relationships extend over multiple end markets, and include electric power, gas, telecommunications and cable television companies, as well as commercial, industrial and governmental entities. We have established a solid base of long-standing customer relationships by providing high quality service in a cost-efficient and timely manner. We enjoy multi-year relationships with many of our customers. In some cases, these relationships are decades old. We derive a significant portion of our revenues from strategic alliances or long-term maintenance agreements with our customers, which we believe offer opportunities for future growth. For example, certain of our strategic alliances contain an exclusivity clause or a right of first refusal for a certain type of work or in a certain geographic region. Our 10 largest customers accounted for 34.5% of our revenues in 2005, and our largest customer accounted for 5.7% of our revenues in 2005.
      Proprietary technology. Our electric power customers benefit from our ability to perform services without interrupting power service to their customers, which we refer to as energized services. We own the U.S. patent for the LineMaster™ robotic arm, which enhances our ability to deliver these energized services to our customers. We believe that delivery of energized services is a significant factor in differentiating us from our competition and winning new business. Our energized services workforce is specially trained to deliver these services and operate the LineMaster™ robotic arm.
      Delivery of comprehensive end-to-end solutions. We believe that electric power, gas, telecommunications and cable television companies will continue to seek service providers who can design, install and maintain their networks on a quick and reliable, yet cost effective basis. We are one of the few network service providers capable of regularly delivering end-to-end solutions on a nationwide basis. As companies in the electric power, gas, telecommunications and cable television industries continue to search for service providers who can effectively design, install and maintain their networks, we believe that our service, industry and geographical breadth place us in a strong position to meet these needs.
      Experienced management team. Our executive management team has an average of 32 years of experience within the contracting industry, and our operating unit executives average over 29 years of experience in their respective industries.
Strategy
      The key elements of our business strategy are:
      Capitalize on favorable trends in certain key end markets. We believe that we are well positioned to capitalize on increased capital spending by customers across certain key end markets. Our strong and diverse customer relationships and geographic reach should allow us to benefit from investments by electric power customers in transmission and distribution infrastructure and by large telecommunications companies in FTTP and FTTN initiatives.
      Leverage existing customer relationships and expand services to drive growth. We believe we can improve our rate of growth by expanding the portfolio of services and solutions for our existing and potential customer base. Expanding our portfolio of services allows us to develop, build and maintain networks on both a regional and national scale and adapt to our customers’ changing needs. We believe that increasing our geographic and technological capabilities, together with promoting best practices and cross-selling our services to our customers, positions us well for the current end-market environment.
      Focus on expanding operating efficiencies. We intend to continue to:

•	focus on growth in our more profitable services and on projects that have higher margins;

•	adjust our costs to match the level of demand for our services;

•	combine overlapping operations of certain operating units;

•	share pricing, bidding, technology, equipment and best practices among our operating units; and

•	develop and expand the use of management information systems.

      Pursue new business opportunities. We continuously leverage our core expertise and pursue new business opportunities, including opportunities in the government and international arenas. We believe that we are well positioned to respond to requests for proposals from the U.S. government or the private sector for power and communications infrastructure projects in the United States and overseas.
      Pursue Strategic Acquisitions. We continue to evaluate potential acquisitions of companies with strong management teams and good reputations to broaden our customer base, expand our geographic area of operation and grow our portfolio of services. After growing significantly through acquisitions from 1998 through 2000, our focus over the last several years has been on integrating acquired companies and improving profitability. We believe that attractive acquisition candidates exist as a result of the highly fragmented nature of the industry, the inability of many companies to expand and modernize due to capital constraints and the desire of owners of acquisition candidates for liquidity. We also believe that our financial strength and experienced management team will be attractive to acquisition candidates.

The Offering
      The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section of this prospectus entitled “Description of Notes.” For purposes of the description of notes included in this prospectus, references to “the company,” “issuer,” “Quanta,” “we,” “us” and “our” refer only to Quanta Services, Inc. and do not include our subsidiaries.

Notes Offered	$143,750,000 aggregate principal amount of 3.75% Convertible Subordinated Notes due 2026.

Maturity Date	April 30, 2026, unless earlier converted, redeemed or repurchased.

Ranking	The notes rank junior in right of payment to all of our existing and future senior indebtedness and equally in right of payment with all of our other subordinated indebtedness. The notes rank equally in right of payment with our existing 4.0% convertible subordinated notes due 2007 and our 4.5% convertible subordinated notes due 2023. As of June 30, 2006, we had approximately $447.0 million of subordinated indebtedness. The notes are also effectively subordinated to the liabilities of our subsidiaries, and, as of June 30, 2006, our subsidiaries had approximately $1.0 million of indebtedness. See “Description of Other Indebtedness.”

Interest and Payment Dates	3.75% per year, payable semiannually in arrears in cash on April 30 and October 30 of each year, beginning October 30, 2006 to holders of record at the close of business on the April 15 or the October 15 immediately preceding such interest payment date. The first interest payment date will include interest from the date of the original issuance of the notes.

Contingent Interest	Beginning with the interest period commencing on April 30, 2010, and for each six-month interest period thereafter (from April 30 to and including October 29 and from October 30 to and including April 29), we will pay contingent interest during the applicable interest period if the average trading price of the notes during the five consecutive trading days immediately preceding the last trading day before the commencement of the applicable interest period equals or exceeds 120% of the principal amount of the notes. The amount of contingent interest payable per $1,000 principal amount of notes during the applicable interest period will equal an annual rate of 0.25% of the average trading price of such $1,000 principal amount of notes during the applicable five trading day reference period, payable in arrears.

The average trading price of the notes shall be determined by reference to the average of the secondary market bid quotations for the notes, obtained from up to three independent securities dealers we select, or, if no bids are received or we believe that the bids received are not indicative of the value of the notes, the applicable conversion rate of the notes multiplied by a five-day average closing sale price of our common stock.

Conversion Rights	Holders may surrender their notes, in integral multiples of $1,000 principal amount, for conversion into shares of our common stock prior to the maturity date based on the applicable conversion rate only under the following circumstances:

• during any fiscal quarter (and only during such fiscal quarter), if the closing price of our common stock for at least 20 trading days in the 30 consecutive trading day period ending on the last trading day of the immediately preceding fiscal quarter is more than 130% of the applicable conversion price per share, which is $1,000 divided by the then applicable conversion rate;

• we call the notes for redemption;

• specified distributions to holders of our common stock are made, or specified corporate transactions occur; or

• at any time on or after March 1, 2026 through the business day immediately preceding the maturity date.

The initial conversion rate for the notes is 44.6229 shares of common stock per $1,000 principal amount of notes. This is equivalent to an initial conversion price of approximately $22.41 per share of common stock. You will not receive any cash payment or shares representing accrued and unpaid interest upon conversion of a note, except in limited circumstances. Instead, interest will be deemed paid by the cash and/or common stock issued to you upon conversion. Notes called for redemption may be surrendered for conversion prior to the close of business on the second business day immediately preceding the redemption date.

Upon surrender of your notes for conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of common stock in amounts described in this prospectus under “Description of Notes — Payment Upon Conversion.”

Conversion in Connection with a Change in Control	Holders who convert their notes in connection with a change in control, as defined in this prospectus, may be entitled to a make whole premium in the form of an increase in the conversion rate. See “Description of Notes — Make Whole Premium.” In the event of a conversion following a change in control, in lieu of paying holders a make whole premium, if applicable, we may elect, in some circumstances, to adjust the conversion rate and related conversion obligation so that the notes are convertible into shares of the acquiring or surviving company. See “Description of Notes — Public Acquirer Change in Control.”

Redemption	The notes are redeemable, on or after April 30, 2010 at the cash redemption prices set forth under “Description of Notes — Optional Redemption,” plus accrued and unpaid interest up to but excluding the redemption date. The notes are also redeemable by us on or after April 30, 2010 until April 30, 2013 at a price in cash equal to 100% of the principal amount being redeemed plus accrued and unpaid interest up to but excluding the redemption date, if the closing price of our common stock is equal to or greater than 130% of the conversion price then in effect for at least 20 trading days in the 30 consecutive trading day period ending on the trading day prior to the date of mailing of the notice of redemption.

Purchase of Notes at Option of Holder	On April 30, 2013, April 30, 2016 and April 30, 2021, a note holder may require us to purchase any outstanding note for cash at a price equal to 100% of the principal amount being offered plus accrued and unpaid interest, if any, up to, but excluding, the purchase date.

Change in Control	Upon specified change in control events occurring at any time prior to April 30, 2013, holders will have the option to require us to purchase for cash all or any portion of the notes at a price equal to 100% of the principal amount of the notes being offered, plus accrued and unpaid interest, if any, up to, but excluding, the purchase date.

Registration Rights	At our cost, for the benefit of the holders of the notes and the common stock issuable upon conversion of the notes, we filed with the SEC a shelf registration statement, of which this prospectus is a part, covering resales of the notes and the common stock issuable upon conversion of the notes. We will use commercially reasonable efforts to keep such shelf registration statement effective until the earlier of (a) two years after the last date of the original issuance of any of the notes, (b) the sale pursuant to the shelf registration statement or pursuant to Rule 144 under the Securities Act of all the notes or the shares of common stock issuable upon conversion of the notes, (c) the date when all notes or shares of common stock issued upon conversion cease to be outstanding and (d) the date when the holders of the notes and the common stock issuable upon conversion thereof are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act. We will be required to pay additional amounts, subject to some limitations, to the holders of the notes if we fail to comply with our obligations to register the notes and the common stock issuable upon conversion of the notes. See “Description of Notes — Registration Rights.”

Use of Proceeds	We will not receive any of the proceeds of the sale by the selling security holders of the notes or the common stock issuable upon conversion of the notes. See “Use of Proceeds.”

U.S. Federal Income Tax Considerations	Under the indenture governing the notes, absent administrative pronouncements or judicial decisions to the contrary, we and each holder will agree, for U.S. federal income tax purposes, to treat the notes as indebtedness that is subject to the Treasury regulations governing contingent payment debt instruments. For U.S. federal income tax purposes, interest income on the notes will accrue at the rate of 8.25% compounded semi-annually, which rate represents our determination of the yield at which we could issue a comparable noncontingent, nonconvertible, fixed-rate debt instrument with terms and conditions otherwise similar to the notes. A U.S. holder will be required to accrue interest income on a constant yield to maturity basis at this rate (subject to certain adjustments), with the result that a U.S. holder may recognize interest income significantly in excess of stated interest payments received while the notes are outstanding.

A U.S. holder will also recognize gain or loss on the sale, exchange, conversion, repurchase or redemption of a note in an amount equal to the difference between the amount realized on the sale, exchange, conversion, repurchase or redemption of a note, including the fair market value of our common stock received upon a conversion, if any, and the U.S. holder’s adjusted tax basis in the note. Any gain recognized on the sale, exchange, conversion, repurchase or redemption of a note generally will be ordinary interest income. Any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. See “Certain U.S. Federal Income Tax Consequences.”

Guarantees	None.

Sinking Fund	None.

DTC Eligibility	The notes were issued in fully registered book-entry form and are represented by a permanent global note. The global note was deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company, or DTC. Any notes sold pursuant to this prospectus will be represented by another such global note. Beneficial interests in the global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, and a holder’s interest in the global notes may not be exchanged for certificated notes, except in limited circumstances described herein. See “Description of Notes — Book Entry, Delivery and Form.”

Form and Denomination	The notes were issued in minimum denominations of $1,000 and integral multiple of $1,000.

Trading	Since their initial issuance, the notes have been eligible for trading on the PORTAL market. However, notes sold pursuant to this prospectus are not expected to remain eligible for trading on the PORTAL market. We do not intend to list the notes on any national securities exchange or in any automated quotation system.

Our common stock is listed on the New York Stock Exchange under the symbol “PWR.”

Governing Law	New York.

Risk Factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in the notes or the shares of common stock issuable upon conversion of the notes.

RISK FACTORS
      You should consider the following risk factors, in addition to the other information presented in this prospectus and the documents incorporated by reference in this prospectus, in evaluating us, our business and an investment in the notes. Any of the following risks, as well as other risks and uncertainties, could seriously harm our business and financial results and cause the value of the notes and common stock issuable upon conversion of the notes to decline, which in turn could cause you to lose all or part of your investment.
Risks Relating to Our Business

Our operating results may vary significantly from quarter to quarter.
      We experience lower gross and operating margins during winter months due to lower demand for our services and more difficult operating conditions. Additionally, our quarterly results also may be materially and adversely affected by:

•	the timing and volume of work under contract;

•	regional or general economic conditions;

•	the budgetary spending patterns of customers;

•	variations in the margins of projects performed during any particular quarter;

•	a change in the demand for our services caused by severe weather conditions;

•	increases in construction and design costs;

•	the termination of existing agreements;

•	losses experienced in our operations not otherwise covered by insurance;

•	a change in the mix of our customers, contracts and business;

•	payment risk associated with the financial condition of our customers;

•	changes in bonding and lien requirements applicable to existing and new agreements;

•	costs we incur to support growth internally or through acquisitions or otherwise;

•	the timing of acquisitions; and

•	the timing and magnitude of acquisition integration costs.
      Accordingly, our operating results in any particular quarter may not be indicative of the results that you can expect for any other quarter or for the entire year.

An economic downturn may lead to less demand for our services.
      Because the vast majority of our revenue is derived from a few industries, a downturn in any of those industries would adversely affect our results of operations. The telecommunications and utility markets experienced substantial change during 2002 and 2003 as evidenced by an increased number of bankruptcies in the telecommunications market, continued devaluation of many of our customers’ debt and equity securities and pricing pressures resulting from challenges faced by major industry participants. These factors contributed to the delay and cancellation of projects and reduction of capital spending, which impacted our operations and our ability to grow at historical levels. A number of other factors, including financing conditions for and potential bankruptcies in the industries we serve, could adversely affect our customers and their ability or willingness to fund capital expenditures in the future or pay for past services. In addition, consolidation, competition or capital constraints in the electric power, gas, telecommunications or cable television industries may result in reduced spending by, or the loss of, one or more of our customers.

Our industry is highly competitive.
      Our industry is served by numerous small, owner-operated private companies, a few public companies and several large regional companies. In addition, relatively few barriers prevent entry into some of our industries. As a result, any organization that has adequate financial resources and access to technical expertise may become one of our competitors. Competition in the industry depends on a number of factors, including price. Certain of our competitors may have lower overhead cost structures and, therefore, may be able to provide their services at lower rates than we are able to provide. In addition, some of our competitors have greater resources than we do. We cannot be certain that our competitors will not develop the expertise, experience and resources to provide services that are superior in both price and quality to our services. Similarly, we cannot be certain that we will be able to maintain or enhance our competitive position within our industry or maintain a customer base at current levels. We also may face competition from the in-house service organizations of our existing or prospective customers. Electric power, gas, telecommunications and cable television service providers usually employ personnel who perform some of the same types of services we do. We cannot be certain that our existing or prospective customers will continue to outsource services in the future.

We may be unsuccessful at generating internal growth.
      Our ability to generate internal growth will be affected by, among other factors, our ability to:

•	expand the range of services we offer to customers to address their evolving network needs;

•	attract new customers;

•	increase the number of projects performed for existing customers;

•	hire and retain qualified employees; and

•	open additional facilities.
      In addition, our customers may reduce the number or size of projects available to us due to their inability to obtain capital or pay for services provided. Many of the factors affecting our ability to generate internal growth may be beyond our control, and we cannot be certain that our strategies will be successful or that we will be able to generate cash flow sufficient to fund our operations and to support internal growth. If we are unsuccessful, we may not be able to achieve internal growth, expand our operations or grow our business.

Our financial results are based upon estimates and assumptions that may differ from actual results.
      In preparing our consolidated financial statements in conformity with accounting principles generally accepted in the United States, several estimates and assumptions are used by management in determining the reported amounts of assets and liabilities, revenues and expenses recognized during the periods presented and disclosures of contingent assets and liabilities known to exist as of the date of the financial statements. These estimates and assumptions must be made because certain information that is used in the preparation of our financial statements is dependent on future events, cannot be calculated with a high degree of precision from data available or is not capable of being readily calculated based on generally accepted methodologies. In some cases, these estimates are particularly difficult to determine and we must exercise significant judgment. Estimates are primarily used in our assessment of the allowance for doubtful accounts, valuation of inventory, useful lives of property and equipment, fair value assumptions in analyzing goodwill and long-lived asset impairments, self-insured claims liabilities, revenue recognition under percentage-of-completion accounting and provision for income taxes. Our actual results could differ materially from the estimates and assumptions that we use, which could have a material adverse effect on our financial condition, results of operations and cash flows.

We are self-insured against potential liabilities.
      Although we maintain insurance policies with respect to automobile, general liability, workers’ compensation and employers’ liability, those policies are subject to deductibles of $1.0 million to $2.0 million per occurrence, and we are primarily self-insured for all claims that do not exceed the amount of the applicable deductible. We also maintain a non-union employee related health care benefit plan that is subject to a deductible of $250,000 per claimant per year. Losses up to the deductible amounts are accrued based upon our estimates of the ultimate liability for claims incurred and an estimate of claims incurred but not yet reported, with assistance from a third-party actuary. However, insurance liabilities are difficult to assess and estimate due to unknown factors, including the severity of an injury, the determination of our liability in proportion to other parties, the number of incidents not reported and the effectiveness of our safety program. If we were to experience insurance claims or costs significantly above our estimates, our results of operations could be materially and adversely affected in a given period.

Our casualty insurance carrier for prior periods is experiencing financial distress, which may require us to make payments for losses that otherwise would be insured.
      Our casualty insurance carrier for the policy periods from August 1, 2000 to February 28, 2003 is experiencing financial distress, but is currently paying valid claims. In the event that this insurer’s financial situation deteriorates, we may be required to pay certain obligations that otherwise would have been paid by this insurer. We estimate that, as of the date of this prospectus, the total future claim amount that this insurer is obligated to pay on our behalf for the above mentioned policy periods is approximately $5.0 million; however, our estimate of the potential range of these future claim amounts is between $4.0 million and $10.0 million. The actual amounts ultimately paid by us related to these claims, if any, may vary materially from the above range and could be impacted by further claims development and the extent to which the insurer can not honor its obligations. In any event, although we do not expect any failure by this insurer to honor its obligations to us to have a material adverse impact on our financial condition, the impact could be material to our results of operations or cash flow in a given period.

We may incur liabilities or suffer negative financial impact relating to occupational health and safety matters.
      Our operations are subject to extensive laws and regulations relating to the maintenance of safe conditions in the workplace. While we have invested, and will continue to invest, substantial resources in our occupational health and safety programs, our industry involves a high degree of operational risk and we cannot assure you that we will avoid significant liability exposure. Although we have taken what we believe are appropriate precautions, we have suffered fatalities in the past and may suffer additional fatalities in the future. Claims for damages to persons, including claims for bodily injury or loss of life, could result in substantial costs and liabilities. In addition, if our safety record were to substantially deteriorate over time, our customers could cancel our contracts and not award us future business.

Our use of percentage-of-completion accounting could result in a reduction or elimination of previously reported profits.
      As discussed in the notes to our consolidated financial statements incorporated by reference herein, a significant portion of our revenues is recognized on a percentage-of-completion method of accounting, using the cost-to-cost method. This method is used because management considers expended costs to be the best available measure of progress on these contracts. This accounting method is standard for fixed-price contracts. The percentage-of-completion accounting practice we use results in our recognizing contract revenues and earnings ratably over the contract term in proportion to our incurrence of contract costs. The earnings or losses recognized on individual contracts are based on estimates of contract revenues, costs and profitability. Contract losses are recognized in full when determined, and contract profit estimates are adjusted based on ongoing reviews of contract profitability. Further, a substantial portion of our contracts contain various cost and performance incentives. Penalties are recorded when known or finalized, which generally is during the latter stages of the contract. In addition, we record cost recovery claims when we believe recovery is probable and the amounts can be reasonably estimated. Our actual collection of claims could differ from estimated amounts and could result in a reduction or elimination of previously recognized earnings. In certain circumstances, it is possible that such adjustments could be significant.

Our dependence upon fixed price contracts could adversely affect our business.
      We currently generate, and expect to continue to generate, a portion of our revenues under fixed price contracts. We must estimate the costs of completing a particular project to bid for fixed price contracts. The cost of labor and materials, however, may vary from the costs we originally estimated. These variations, along with other risks inherent in performing fixed price contracts, may cause actual revenue and gross profits for a project to differ from those we originally estimated and could result in reduced profitability or losses on projects. Depending upon the size of a particular project, variations from the estimated contract costs could have a significant impact on our operating results for any fiscal quarter or year.

We extend credit to customers for purchases of our services, and in the past we have had, and in the future we may have, difficulty collecting receivables from major customers that have filed bankruptcy or are otherwise experiencing financial difficulties.
      We grant credit, generally without collateral, to our customers, which include electric power and gas companies, telecommunications and cable television system operators, governmental entities, general contractors, and builders, owners and managers of commercial and industrial properties located primarily in the United States. Consequently, we are subject to potential credit risk related to changes in business and economic factors throughout the United States. Our customers in the telecommunications business have experienced significant financial difficulties and in several instances have filed for bankruptcy. A number of our utility customers are also experiencing business challenges in the current business climate. If additional major customers file for bankruptcy or continue to experience financial difficulties, or if anticipated recoveries relating to receivables in existing bankruptcies or other workout situations fail to materialize, we could experience reduced cash flows and losses in excess of current allowances provided. In addition, material changes in any of our customer’s revenues or cash flows could affect our ability to collect amounts due from them.

The industries we serve are subject to rapid technological and structural changes that could reduce the demand for the services we provide.
      The electric power, gas, telecommunications and cable television industries are undergoing rapid change as a result of technological advances that could, in certain cases, reduce the demand for our services or otherwise negatively impact our business. New or developing technologies could displace the wireline systems used for voice, video and data transmissions, and improvements in existing technology may allow telecommunications and cable television companies to significantly improve their networks without physically upgrading them.

A portion of our business depends on our ability to provide surety bonds. We may be unable to compete for or work on certain projects if we are not able to obtain the necessary surety bonds.
      Surety market conditions currently are difficult as a result of significant losses incurred by many sureties in recent periods, both in the construction industry as well as in certain larger corporate bankruptcies. As a result, less bonding capacity is available in the market and terms have become more expensive and restrictive. We have posted letters of credit in the amount of $15.0 million to support our surety bond program and have granted security interests in various of our assets to collateralize our obligations to the surety. Further, under standard terms in the surety market, sureties issue or continue bonds on a project-by-project basis and can decline to issue bonds at any time or require the posting of additional collateral as a condition to issuing or renewing any bonds.

      Current or future market conditions, as well as changes in our surety’s assessment of our operating and financial risk, could cause our surety provider to decline to issue or renew, or substantially reduce the amount of, bonds for our work and could increase our bonding costs. These actions could be taken on short notice. If our surety provider were to limit or eliminate our access to bonding, our alternatives would include seeking bonding capacity from other sureties, finding more business that does not require bonds and posting other forms of collateral for project performance, such as letters of credit or cash. We may be unable to secure these alternatives in a timely manner, on acceptable terms, or at all. Accordingly, if we were to experience an interruption or reduction in the availability of bonding capacity, we may be unable to compete for or work on certain projects.

Many of our contracts may be canceled on short notice, and we may be unsuccessful in replacing our contracts if they are canceled or as they are completed or expire.
      We could experience a decrease in our revenue, net income and liquidity if any of the following occur:

•	our customers cancel a significant number of contracts;

•	we fail to win a significant number of our existing contracts upon re-bid;

•	we complete a significant number of non-recurring projects and cannot replace them with similar projects; or

•	we fail to reduce operating and overhead expenses consistent with any decrease in our revenue.
      Many of our customers may cancel our contracts on short notice, typically 30-90 days, even if we are not in default under the contract. Certain of our customers assign work to us on a project-by-project basis under master service agreements. Under these agreements, our customers often have no obligation to assign a specific amount of work to us. Our operations could decline significantly if the anticipated volume of work is not assigned to us. Many of our contracts, including our master service agreements, are opened to public bid at the expiration of their terms. We cannot assure you that we will be the successful bidder on our existing contracts that come up for re-bid.

The departure of key personnel could disrupt our business.
      We depend on the continued efforts of our executive officers and on senior management of the businesses we acquire. Although we have entered into employment agreements with terms of one to three years with most of our executive officers and certain other key employees, we cannot be certain that any individual will continue in such capacity for any particular period of time. The loss of key personnel, or the inability to hire and retain qualified employees, could negatively impact our ability to manage our business. We do not carry key-person life insurance on any of our employees.

Our unionized workforce could adversely affect our operations and our ability to complete future acquisitions.
      As of June 30, 2006, approximately 42% of our employees were covered by collective bargaining agreements. Although the majority of these agreements prohibit strikes and work stoppages, we cannot be certain that strikes or work stoppages will not occur in the future. Strikes or work stoppages would adversely impact our relationships with our customers and could cause us to lose business and decrease our revenue. In addition, our ability to complete future acquisitions could be adversely affected because of our union status for a variety of reasons. For instance, our union agreements may be incompatible with the union agreements of a business we want to acquire and some businesses may not want to become affiliated with a union based company.

Our business is labor intensive, and we may be unable to attract and retain qualified employees.
      Our ability to maintain our productivity and profitability will be limited by our ability to employ, train and retain skilled personnel necessary to meet our requirements. We cannot be certain that we will be able to maintain an adequate skilled labor force necessary to operate efficiently and to support our growth strategy. For instance, we may experience shortages of qualified journeyman linemen. In addition, we cannot be certain that our labor expenses will not increase as a result of a shortage in the supply of these skilled personnel. Labor shortages or increased labor costs could impair our ability to maintain our business or grow our revenues.

Our business growth could outpace the capability of our corporate management infrastructure.
      We cannot be certain that our infrastructure will be adequate to support our operations as they expand. Future growth also could impose significant additional responsibilities on members of our senior management, including the need to recruit and integrate new senior level managers and executives. We cannot be certain that we will be able to recruit and retain such additional managers and executives. To the extent that we are unable to manage our growth effectively, or are unable to attract and retain additional qualified management, we may not be able to expand our operations or execute our business plan.

Our failure to comply with environmental laws could result in significant liabilities.
      Our operations are subject to various environmental laws and regulations, including those dealing with the handling and disposal of waste products, PCBs, fuel storage and air quality. We perform work in many different types of underground environments. If the field location maps supplied to us are not accurate, or if objects are present in the soil that are not indicated on the field location maps, our underground work could strike objects in the soil, some of which may contain pollutants. In such cases, these objects may rupture, resulting in the discharge of pollutants. In such circumstances, we may be liable for fines and damages, and we may be unable to obtain reimbursement from the parties providing the incorrect information. In addition, we perform directional drilling operations below certain environmentally sensitive terrains and water bodies. Due to the inconsistent nature of the terrain and water bodies, it is possible that such directional drilling may cause a surface fracture, resulting in the release of subsurface materials. These subsurface materials may contain contaminants in excess of amounts permitted by law, potentially exposing us to remediation costs and fines. We own and lease several facilities at which we store our equipment. Some of these facilities contain fuel storage tanks which are above or below ground. If these tanks were to leak, we could be responsible for the cost of remediation as well as potential fines.
      In addition, new laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination or leaks, or the imposition of new clean-up requirements could require us to incur significant costs or become the basis for new or increased liabilities that could harm our financial condition and results of operations. In certain instances, we have obtained indemnification or covenants from third parties (including predecessors or lessors) for such cleanup and other obligations and liabilities that we believe are adequate to cover such obligations and liabilities. However, such third-party indemnities or covenants may not cover all of our costs, and such unanticipated obligations or liabilities, or future obligations and liabilities, may have a material adverse effect on our business operations or financial condition. Further, we cannot be certain that we will be able to identify or be indemnified for all potential environmental liabilities relating to any acquired business.

Risks associated with operating in international markets could restrict our ability to expand globally and harm our business and prospects.
      While only a small percentage of our revenue is currently derived from international markets, we hope to continue to expand the volume of services that we provide internationally. We presently conduct our international sales efforts in Canada, Mexico and selected countries overseas, but expect that the number of countries that we operate in could expand significantly over the next few years. Economic conditions, including those resulting from wars, civil unrest, acts of terrorism and other conflicts may adversely affect the global economy, our customers and their ability to pay for our services. In addition, there are numerous risks inherent in conducting our business internationally, including, but not limited to, potential instability in international markets, changes in regulatory requirements, currency fluctuations in foreign countries, and complex foreign laws and treaties. These risks could restrict our ability to provide services to international customers and could adversely affect our ability to operate our business profitably.

Opportunities within the government arena could lead to increased governmental regulation applicable to us and unrecoverable start up costs.
      Most government contracts are awarded through a regulated competitive bidding process. As we pursue increased opportunities in the government arena, management’s focus associated with the start up and bidding process may be diverted away from other opportunities. If we were to be successful in being awarded government contracts, a significant amount of costs could be required before any revenues were realized from these contracts. In addition, as a government contractor, we would be subject to a number of procurement rules and other public sector liabilities, any deemed violation of which could lead to fines or penalties or a loss of business. Government agencies routinely audit and investigate government contractors. Government agencies may review a contractor’s performance under its contracts, cost structure, and compliance with applicable laws, regulations and standards. If government agencies determine through these audits or reviews that costs were improperly allocated to specific contracts, they will not reimburse the contractor for those costs or may require the contractor to refund previously reimbursed costs. If government agencies determine that we engaged in improper activity, we may be subject to civil and criminal penalties. In addition, if the government were to even allege improper activity, we also could experience serious harm to our reputation. Many government contracts must be appropriated each year. If appropriations are not made in subsequent years we would not realize all of the potential revenues from any awarded contracts.

We may not be successful in continuing to meet the requirements of the Sarbanes-Oxley Act of 2002.
      The Sarbanes-Oxley Act of 2002 has introduced many requirements applicable to us regarding corporate governance and financial reporting, including the requirements for management to report on our internal controls over financial reporting and for our independent registered public accounting firm to attest to this report. During 2005, we continued actions to ensure our ability to comply with these requirements. As of December 31, 2005, our internal control over financial reporting was effective, however, there can be no assurance that our internal control over financial reporting will be effective in future years. Failure to maintain effective internal controls could result in a decrease in the market value of our common stock and other publicly-traded securities, the reduced ability to obtain financing, the loss of customers, penalties and additional expenditures to meet the requirements.

We may not have access in the future to sufficient funding to finance desired growth.
      If we cannot secure additional financing in the future on acceptable terms, we may be unable to support our growth strategy. We cannot readily predict the ability of certain customers to pay for past services or the timing, size and success of our acquisition efforts. Using cash for acquisitions limits our financial flexibility and makes us more likely to seek additional capital through future debt or equity financings. Our existing debt agreements contain significant restrictions on our operational and financial flexibility, including our ability to incur additional debt, and if we seek more debt we may have to agree to additional covenants that limit our operational and financial flexibility. When we seek additional debt or equity financings, we cannot be certain that additional debt or equity will be available to us on terms acceptable to us or at all.

We may be unsuccessful at integrating companies that either we have acquired or that we may acquire in the future.
      We cannot be sure that we will successfully integrate our acquired companies with our existing operations without substantial costs, delays or other operational or financial problems. If we do not implement proper overall business controls, our decentralized operating strategy could result in inconsistent operating and financial practices at the companies we acquire and our overall profitability could be adversely affected. Integrating our acquired companies involves a number of special risks which could have a negative impact on our business, financial condition and results of operations, including:

•	failure of acquired companies to achieve the results we expect;

•	diversion of our management’s attention from operational matters;

•	difficulties integrating the operations and personnel of acquired companies;

•	inability to retain key personnel of acquired companies;

•	risks associated with unanticipated events or liabilities; and

•	potential disruptions of our business.
      If one of our acquired companies suffers customer dissatisfaction or performance problems, the reputation of our entire company could suffer.

Factors beyond our control may affect our ability to successfully execute our acquisition strategy, which may have an adverse impact on our growth strategy.
      Our business strategy includes increasing our market share and presence in the industries we serve through strategic acquisitions of companies that complement or enhance our business. We expect to face competition for acquisition opportunities, and some of our competitors may have greater financial resources or access to financing on more favorable terms than us. This competition may limit our acquisition opportunities and our ability to grow through acquisitions or could raise the prices of acquisitions and make them less accretive or possibly non-accretive to us. Acquisitions that we may pursue may also involve significant cash expenditures, debt incurrence or the issuance of securities. Any acquisition may ultimately have a negative impact on our business, financial condition and results of operations.

Our results of operations could be adversely affected as a result of goodwill impairments.
      When we acquire a business, we record an asset called “goodwill” equal to the excess amount we pay for the business, including liabilities assumed, over the fair value of the tangible and intangible assets of the business we acquire. Through December 31, 2001, pursuant to generally accepted accounting principles, we amortized this goodwill over its estimated useful life of 40 years following the acquisition, which directly impacted our earnings. In 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 142 which provides that goodwill and other intangible assets that have indefinite useful lives not be amortized, but instead must be tested at least annually for impairment, and intangible assets that have finite useful lives should continue to be amortized over their useful lives. SFAS No. 142, which we adopted in 2002, also provides specific guidance for testing goodwill and other non-amortized intangible assets for impairment. SFAS No. 142 requires management to make certain estimates and assumptions when allocating goodwill to reporting units and determining the fair value of reporting unit net assets and liabilities, including, among other things, an assessment of market conditions, projected cash flows, investment rates, cost of capital and growth rates, which could significantly impact the reported value of goodwill and other intangible assets. Fair value is determined using a combination of the discounted cash flow, market multiple and market capitalization valuation approaches. Absent any impairment indicators, we perform our impairment tests annually during the fourth quarter. Future impairments, if any, will be recognized as operating expenses. As a result of our adoption of SFAS No. 142, we may experience substantial write offs from asset impairments, which could materially and adversely affect our financial condition and impact our compliance with covenants in our debt agreements.

Our 4.5% convertible subordinated notes are presently convertible and may be convertible in the future.
      As a result of our common stock satisfying the market price condition of our 4.5% convertible subordinated notes during the second quarter of 2006, the 4.5% convertible notes are presently convertible at the option of each holder. The 4.5% convertible notes will be convertible at the option of each holder in future quarters upon the satisfaction of the market price condition or other conversion conditions. We have the right to deliver shares of our common stock, cash or a combination of cash and shares of our common stock upon a conversion of the 4.5% convertible notes. The number of shares issuable upon a conversion of the notes will be determined based on a conversion rate of approximately $11.14 per share. In the event that all notes were converted for common stock, we would issue an aggregate of 24.2 million shares of our common stock. The conversion of some or all of our 4.5% convertible subordinated notes into our common stock could cause substantial dilution to existing stockholders. Any sales in the public market of the common stock issued upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the possibility that the notes may be converted may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.
      If we elect to satisfy the conversion obligation in cash, the amount of cash payable upon conversion of the notes will be determined by the product of the number of shares issuable at a conversion rate of approximately $11.14 per share multiplied by the average closing price of our common stock during a 20-day trading period following the conversion of the notes. To the extent that the average closing price of our common stock during this period exceeds $11.14 per share, we will be required to pay cash in excess of the principal amount of the notes being converted.

You are unlikely to be able to seek remedies against Arthur Andersen LLP, our former independent auditor.
      Our consolidated financial statements for the fiscal years ended prior to December 31, 2002 were audited by Arthur Andersen LLP, our former independent auditor. In June 2002, Arthur Andersen LLP was convicted of federal obstruction of justice charges in connection with its destruction of documents. As a result of its conviction, Arthur Andersen LLP ceased operations. Although the U.S. Supreme Court overturned Arthur Andersen LLP’s conviction in May 2005, the firm has not resumed operations. You will not be able to recover against Arthur Andersen LLP for any liability it may have based upon its previously issued audit reports. Even if you have a basis for asserting a remedy against, or seeking to recover from Arthur Andersen LLP, because they have ceased operations, it is highly unlikely that you would be able to recover damages from Arthur Andersen LLP.

Certain provisions of our corporate governing documents could make an acquisition of our company more difficult.
      The following provisions of our certificate of incorporation and bylaws, as currently in effect, as well as our stockholder rights plan and Delaware law, could discourage potential proposals to acquire us, delay or prevent a change in control of us or limit the price that investors may be willing to pay in the future for shares of our common stock:

•	our certificate of incorporation permits our board of directors to issue “blank check” preferred stock and to adopt amendments to our bylaws;

•	our bylaws contain restrictions regarding the right of stockholders to nominate directors and to submit proposals to be considered at stockholder meetings;

•	our certificate of incorporation and bylaws restrict the right of stockholders to call a special meeting of stockholders and to act by written consent;

•	we are subject to provisions of Delaware law which prohibit us from engaging in any of a broad range of business transactions with an “interested stockholder” for a period of three years following the date such stockholder became classified as an interested stockholder; and

•	we have adopted a stockholder rights plan that could cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors or permitted by the stockholder rights plan.

Risks Relating to the Notes and the Shares of Common Stock Issuable upon Conversion of the Notes

We may not have the ability to raise the funds necessary to repurchase the notes upon a change in control or on any other repurchase date, as required by the indenture governing the notes.
      On April 30, 2013, April 30, 2016 and April 30, 2021, or following a change in control as described under “Description of Notes — Change in Control Permits Holders to Require Us to Purchase Notes,” holders of notes may require us to repurchase their notes for cash. A change in control may also constitute an event of default under, and result in the acceleration of the maturity of, our then existing indebtedness. We cannot assure you that we will have sufficient financial resources or that we will be able to arrange financing to pay the repurchase price in cash with respect to any notes tendered by holders for repurchase on any of these dates or upon a change in control.
      Restrictions in our then existing credit facilities or other indebtedness may not allow us to repurchase the notes. Our failure to repurchase the notes when required would result in an event of default with respect to the notes, which could, in turn, constitute an event of default under the terms of our other indebtedness, including our existing credit facility. Such an event of default could negatively affect the trading price of the notes and our common stock because the event of default could lead to the principal and accrued and unpaid interest on the outstanding notes becoming immediately due and payable.

As a holding company, our only source of cash is distributions from our subsidiaries.
      We are a holding company with no operations of our own and we conduct all of our business through our subsidiaries. The notes will be exclusively obligations of Quanta Services, Inc. Our only significant asset is the outstanding capital stock of our subsidiaries, and this capital stock collateralizes our existing credit facility. We are wholly dependent on the cash flow of our subsidiaries and dividends and distributions to us from our subsidiaries in order to service our current indebtedness, including the notes, and any of our future obligations. Our subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available therefor. The ability of our subsidiaries to pay such dividends and distributions will be subject to, among other things, statutory or contractual restrictions. We will need sufficient funds available to pay cash interest on the notes beginning on October 30, 2006, and to repay the notes when required. We cannot assure you that our subsidiaries will generate cash flow sufficient to pay dividends or distributions to us in order to pay interest or other payments on the notes.

The trading prices of the notes could be significantly affected by the trading prices of our common stock.
      We expect that the trading prices of the notes in the secondary market will be significantly affected by the trading prices of our common stock, the general level of interest rates and our credit quality. The market price of our common stock may be volatile. This may result in greater volatility in the trading prices of the notes than would be expected for nonconvertible debt securities. It is impossible to predict whether the price of our common stock or interest rates will rise or fall.
      Trading prices of our common stock will be influenced by our operating results and prospects and by economic, financial, regulatory and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales of substantial amounts of common stock by us in the market after the offering of the notes, or the perception that such sales may occur, could affect the price of our common stock.

Your right to receive payments on the notes ranks junior to all of our existing and future senior indebtedness.
      The notes are our unsecured, subordinated obligations. The notes rank junior in right of payment to all of our existing and future senior indebtedness. The notes rank equally in right of payment with our existing 4.0% convertible subordinated notes due 2007 and our 4.5% convertible subordinated notes due 2023. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of our senior indebtedness will be entitled to be paid in full and in cash before any payment may be made with respect to the notes. In any such case, any remaining funds may be insufficient to repay the notes. In addition, all payments on the notes will be blocked in the event of a payment default on senior indebtedness and may be blocked for up to 180 consecutive days in the event of certain non-payment defaults on senior indebtedness.
      In addition, our existing and future secured indebtedness, including any indebtedness under our existing or future senior secured credit facilities or surety bond facilities, effectively ranks, or will rank, senior to the notes to the extent of the assets securing such indebtedness. Our existing credit facility is secured by a pledge of all of the capital stock of our U.S. subsidiaries, 65% of the capital stock of our foreign subsidiaries and substantially all of our assets.

The notes are effectively subordinated to the liabilities of our subsidiaries.
      The notes are not guaranteed by our subsidiaries and are effectively subordinated to all existing and future liabilities of our subsidiaries. Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of holders of the notes to participate in those assets, is effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor to any of our subsidiaries, our rights as a creditor would be subordinated to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. These liabilities may include indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations.

If a market for the notes is not maintained, the trading price of the notes could decline significantly.
      The initial purchasers have in the past made a market in the notes. However, the initial purchasers are not obligated to make a market and may discontinue this market-making activity at any time without notice. As a result, we cannot assure you that an active trading market will be maintained for the notes or that you will be able to sell your notes. In addition, the market-making activities of the initial purchasers will be subject to the limitations imposed by the Securities Act and the Securities Exchange Act, and may be limited during the effectiveness of a registration statement relating to the notes. We do not intend to list the notes on any national securities exchange or automated quotation system.
      Moreover, even if you are able to sell your notes, we cannot assure you as to the price at which any sales will be made. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions which may have a negative effect on the holders of the notes, regardless of our prospects or financial performance.

Because your right to require us to purchase the notes is limited, the market prices of the notes may decline if we enter into certain transactions that are not a change in control under the indenture.
      The term “change in control” is limited and may not include every event that might cause the market prices of the notes to decline or result in a downgrade of any credit rating of the notes. Our obligation to purchase the notes upon a change in control may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction. See “Description of Notes — Change in Control Permits Holders to Require Us to Purchase Notes.”

The conversion rate of the notes may not be adjusted for all dilutive events, including third-party tender or exchange offers that may adversely affect the trading price of the notes or the common stock issuable upon conversion of the notes.
      The conversion rate of the notes is subject to adjustment upon certain events, including the issuance of stock dividends, rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, certain cash dividends and issuer tender or exchange offers as described under “Description of Notes — Conversion Rate Adjustments.” The conversion rate will not be adjusted for certain other events, such as third-party tender or exchange offers, that may adversely affect the trading price of the notes or the common stock issuable upon conversion of the notes.

Upon conversion of the notes, you may receive less proceeds than expected because the value of our common stock may decline between the day that you exercise your conversion right and the day the value of your shares is determined.
      To the extent we elect to satisfy our conversion obligation with cash, the conversion value that you will receive upon conversion of your notes will be determined by the average closing sale price of our common stock on the New York Stock Exchange during a twenty consecutive trading-day period beginning after the notes are tendered for conversion. Accordingly, if the price of our common stock decreases after you tender your notes for conversion, the conversion value you receive may be adversely affected.

If you hold notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.
      If you hold notes, you will not be entitled to any rights with respect to our common stock (including voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will have rights with respect to our common stock only if and when we deliver shares of common stock to you upon conversion of your notes and, in limited cases, under the conversion rate adjustments applicable to the notes. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of holders of our common stock.

The make whole premium that may be payable upon a change in control may not adequately compensate you for the lost option time value of your notes as a result of such change in control.
      If you convert notes in connection with a change in control, we may be required to issue a make whole premium by increasing the conversion rate applicable to your notes, as described under “Description of Notes — Make Whole Premium.” While these increases in the applicable conversion rate are designed to compensate you for the lost option time value of your notes as a result of a change in control, such increases are only an approximation of such lost value and may not adequately compensate you for such loss. In addition, even if a change in control occurs, in some cases there will be no such make whole premium. See “Description of Notes — Public Acquirer Change in Control.”

We may issue additional shares of common stock and thereby materially and adversely affect the price of our common stock.
      We are not restricted from issuing additional common stock during the life of the notes. If we issue additional shares of common stock, the price of our common stock and, in turn, the price of the notes may be materially and adversely affected.

Conversion of the notes into our common stock will dilute the ownership interests of existing stockholders, including holders who had previously converted their notes.
      The conversion of some or all of the notes into our common stock will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

The conditional conversion features of the notes could result in you receiving less than the value of the common stock into which a note is convertible.
      The notes are convertible into common stock only if specified conditions are met. If the specific conditions for conversion are not met, you may not be able to receive the value of the common stock into which the notes would otherwise be convertible.

The notes are not protected by restrictive covenants.
      The indenture governing the notes does not contain any financial covenants or restrictions on the payment of dividends. The indenture does not restrict the issuance or repurchase of securities by us or our subsidiaries. The indenture contains no covenants or other provisions to afford you protection in the event of a highly leveraged transaction, such as a leveraged recapitalization, that would increase the level of our indebtedness, or a change in control except as described under “Description of Notes — Change in Control Permits Holders to Require Us to Purchase Notes.” Neither we nor our subsidiaries are restricted from incurring additional debt, including senior indebtedness, under the indenture. If we or our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected.

Our notes may not be rated or may receive a lower rating than anticipated.
      We do not intend to seek ratings on the notes. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduce their rating in the future, the market price of the notes and our common stock would be harmed.

You should consider the U.S. federal income tax consequences of owning the notes.
      The notes will be characterized as indebtedness for U.S. federal income tax purposes. Accordingly, you will be required to include, in your income, interest with respect to the notes.
      The notes will also be characterized as contingent payment debt instruments for U.S. federal income tax purposes and will be subject to U.S. federal income tax regulations applicable to contingent payment debt instruments. Consequently, the notes will be treated as issued with original issue discount for U.S. federal income tax purposes, and you will be required to include such original issue discount in your income as it accrues. The amount of original issue discount required to be included by you in income for each year generally will be in excess of the payments on the notes actually received in that year.
      You will recognize gain or loss on the sale, exchange, conversion or redemption of a note in an amount equal to the difference between the amount realized, including the fair market value of our common stock received, and your adjusted tax basis in the note. Any gain recognized by you on the sale, exchange, conversion or redemption of a note will be treated as ordinary interest income.
      The U.S. federal income tax treatment of the conversion of the notes into a combination of our common stock and cash is uncertain. You are urged to consult your tax advisors with respect to the U.S. federal income tax consequences resulting from the conversion of notes into a combination of cash and common stock. A discussion of the U.S. federal income tax consequences of ownership and disposition of the notes is contained in this prospectus under the heading “Certain U.S. Federal Income Tax Consequences.”

Adjustments to the conversion rate on the notes may result in a taxable distribution to you.
      The conversion ratio of the notes will be adjusted if we distribute cash with respect to shares of our common stock and in certain other circumstances. Under Section 305(c) of the Internal Revenue Code, an increase in the conversion ratio as a result of our distribution of cash to common stockholders generally will result in a deemed distribution to you. Other adjustments in the conversion ratio (or failures to make such adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may have the same result. Any deemed distribution to you will be taxable as a dividend to the extent of our current or accumulated earnings and profits. If you are a non-U.S. holder of notes, any deemed distribution to you that is treated as a dividend will be subject to withholding tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). See “Certain U.S. Federal Income Tax Consequences.”

The change in control purchase feature of the notes may delay or prevent an otherwise beneficial takeover attempt of our company.
      The terms of the notes require us to purchase the notes for cash at the election of the note holders in the event of a change in control. A takeover of our company could trigger the requirement that we purchase the notes. In addition, certain takeovers of our company may require us to issue a make whole premium to holders who convert their notes following the change in control. This may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to investors.
RATIO OF EARNINGS TO FIXED CHARGES
      The following table sets forth the ratio of earnings to fixed charges for the periods indicated:

	Year Ended December 31
									Six Months Ended
	2001(a)	2002		2003		2004		2005	June 30, 2006

Ratio of earnings to fixed charges(b)	4.6	(c	)	(c	)	(c	)	2.2	2.6

(a)	The financial data for the year ended December 31, 2001 are derived from our consolidated financial statements audited by Arthur Andersen LLP, who has ceased operations. You will not be able to recover against Arthur Andersen LLP for any liability it may have based upon its previously issued audit reports. See “Risk Factors.”

(b)	For purposes of computing the ratios of earnings to fixed charges:

(1)	“earnings” consists of income before provision for income taxes, plus fixed charges (excluding capitalized interest); and

(2)	“fixed charges” consists of interest expensed and capitalized, amortization of debt discount and expense relating to indebtedness and the portion of rental expense representative of an appropriate interest factor attributable to leases for rental property.

(c)	Due to losses for the years ended December 31, 2002, 2003 and 2004, the ratio of earnings to fixed charges for such periods was less than 1:1. In order to achieve a coverage ratio of 1:1, we needed additional earnings of $193.8 million, $53.1 million and $12.6 million for the years ended December 31, 2002, 2003 and 2004, respectively.
USE OF PROCEEDS
      We will not receive any proceeds from any sale by the selling security holders of the notes or the shares of common stock issuable upon conversion of the notes.
      We received net proceeds from the sale of the notes to the initial purchasers of approximately $139.7 million, after deducting the discount to the initial purchasers and the offering expenses payable by us. We used the net proceeds from the sale of the notes to the initial purchasers to repurchase through a tender offer approximately $139.2 million principal amount of our 4.0% convertible subordinated notes and to pay the tender offer expenses. Our 4.0% convertible subordinated notes mature on July 1, 2007, and bear interest at a rate of 4.0% per annum.

PRICE RANGE OF COMMON STOCK
      Our common stock is traded on the New York Stock Exchange, or NYSE, under the symbol “PWR.” The following table sets forth, for each of the quarterly periods indicated, the high and low sales prices of our common stock as reported by the NYSE.

	High	Low

Year Ended December 31, 2004
1st Quarter	$9.52	$6.50
2nd Quarter	7.24	4.83
3rd Quarter	7.45	5.27
4th Quarter	8.29	5.75
Year Ended December 31, 2005
1st Quarter	$9.00	$7.18
2nd Quarter	9.64	7.50
3rd Quarter	13.14	8.78
4th Quarter	14.97	10.91
Year Ending December 31, 2006
1st Quarter	$16.09	$12.24
2nd Quarter	18.92	14.47
      On August 21, 2006, the last reported sale price of our common stock as reported by the NYSE was $17.11 per share. As of August 21, 2006 there were 629 holders of record of our common stock.
DIVIDEND POLICY
      We have not paid cash dividends on our common stock since our initial public offering. Further, we currently intend to retain our future earnings, if any, to finance the growth, development and expansion of our business. Accordingly, we do not intend to declare or pay any cash dividends on our common stock in the immediate future. The declaration, payment and amount of future cash dividends, if any, will be at the discretion of our board of directors after taking into account various factors. These factors include our financial condition, results of operations, cash flows from operations, current and anticipated capital requirements and expansion plans, the income tax laws then in effect and the requirements of Delaware law. In addition, the terms of our existing credit facility include, and any future financing arrangements we enter into may also include, limitations on the payment of cash dividends without the consent of the respective lenders. See “Description of Other Indebtedness — Credit Facility.”
DESCRIPTION OF OTHER INDEBTEDNESS
Credit Facility
      On June 12, 2006, we entered into an amended and restated credit facility with various lenders which provides for a $300.0 million senior secured revolving credit facility maturing on June 12, 2011 (the credit facility). Bank of America, N.A., an affiliate of Banc of America Securities LLC, is the administrative agent under the credit facility and Bank of America, N.A., JPMorgan Chase, an affiliate of J.P. Morgan Securities Inc., Credit Suisse, Cayman Islands Branch, an affiliate of Credit Suisse, and others are lenders under the credit facility. The credit facility amended and restated our prior credit facility. The entire amount of the credit facility is available for the issuance of standby letters of credit. In addition, subject to the conditions specified in the credit facility, we have the option to increase the revolving commitments under the credit facility by up to an additional $125.0 million from time to time upon receipt of additional commitments from new or existing lenders. Borrowings under the credit facility are to be used for working capital, capital expenditures and for other general corporate purposes.

      As of June 30, 2006, we had approximately $124.4 million of letters of credit issued under the credit facility and no outstanding revolving loans. The remaining $175.6 million was available for revolving loans or issuing new letters of credit. Amounts borrowed under the credit facility bear interest, at our option, at a rate equal to either (a) the Eurodollar Rate (as defined in the credit facility) plus 1.25% to 1.875%, as determined by the ratio of our total funded debt to EBITDA, or (b) the base rate (as described below) plus 0.25% to 0.875%, as determined by the ratio of our total funded debt to EBITDA. Letters of credit issued under the credit facility are subject to a letter of credit fee of 1.25% to 1.875%, based on the ratio of our total funded debt to EBITDA. We are also subject to a commitment fee of 0.25% to 0.35%, based on the ratio of our total funded debt to EBITDA, on any unused availability under the credit facility. The base rate equals the higher of (i) the Federal Funds Rate (as defined in the credit facility) plus 1/2 of 1% and (ii) the bank’s prime rate.
      The credit facility contains certain covenants, including covenants with respect to maximum funded debt to EBITDA, maximum senior debt to EBITDA, minimum interest coverage and minimum consolidated net worth, in each case as specified in the credit facility. For purposes of calculating the maximum funded debt to EBITDA ratio and the maximum senior debt to EBITDA ratio, our maximum funded debt and maximum senior debt are reduced by all cash and cash equivalents held by us in excess of $25.0 million. As of June 30, 2006, we were in compliance with all of our covenants. The credit facility also limits certain acquisitions, mergers and consolidations, capital expenditures, asset sales and prepayments of indebtedness and, subject to certain exceptions, prohibits liens on material assets. The credit facility also includes limits on the payment of dividends and stock repurchase programs in any fiscal year to an annual aggregate amount of up to 25% of our consolidated net income (plus the amount of non-cash charges that reduced such consolidated net income) for the prior fiscal year. The credit facility does not limit dividend payments or other distributions payable solely in capital stock. The credit facility provides for customary events of default and carries cross-default provisions with all of our existing subordinated notes, our continuing indemnity and security agreement with our surety and all of our other debt instruments exceeding $10.0 million in borrowings. If an event of default (as defined in the credit facility) occurs and is continuing, on the terms and subject to the conditions set forth in the credit facility, amounts outstanding under the credit facility may be accelerated and may become or be declared immediately due and payable.
      The credit facility is secured by a pledge of all of the capital stock of our U.S. subsidiaries, 65% of the capital stock of our foreign subsidiaries and substantially all of our assets. Our U.S. subsidiaries guarantee the repayment of all amounts due under the credit facility. Our obligations under the credit facility constitute designated senior indebtedness under our 3.75%, 4.0% and 4.5% convertible subordinated notes.
      As of December 31, 2005, we had a $182.0 million credit facility with various lenders (the prior facility). The prior facility was amended during the second quarter of 2006 to permit, among other things, our cash tender offer for our 4.0% convertible subordinated notes and the issuance of our 3.75% convertible subordinated notes, each as described below. The prior facility consisted of a $147.0 million letter of credit facility maturing on June 19, 2008, which also provided for term loans, and a $35.0 million revolving credit facility which provided for revolving loans and letters of credit and was scheduled to mature on December 19, 2007. Upon the amendment and restatement of our credit facility, the obligations under the prior facility were terminated. As of December 31, 2005, we had approximately $142.6 million of letters of credit outstanding under the prior credit facility and $7.5 million of the letter of credit facility outstanding as a term loan.
4.0% Convertible Subordinated Notes
      As of June 30, 2006, we had $33.3 million aggregate principal amount of 4.0% convertible subordinated notes (4.0% Notes) outstanding. The 4.0% Notes are convertible into shares of our common stock at a price of $54.53 per share, subject to adjustment as a result of certain events. The sale of the notes and the shares issuable upon conversion thereof was registered in a registration statement filed with the SEC. The 4.0% Notes require semi-annual interest payments on July 1 and December 31 until the notes mature on July 1, 2007. We have the option to redeem some or all of the 4.0% Notes at specified redemption prices, together with accrued and unpaid interest. If certain fundamental changes occur, as described in the indenture under which we issued the 4.0% Notes, holders of the 4.0% Notes may require us to purchase all or part of the notes at a purchase price equal to 100% of the principal amount, plus accrued and unpaid interest. During the second quarter of 2006, we conducted a cash tender offer for all of the 4.0% Notes. The tender offer expired on June 13, 2006 and, as a result of the offer, $139.2 million of the 4.0% Notes were repurchased, representing approximately 80.7% of outstanding 4.0% Notes. On July 1, 2006, Quanta reclassified the remaining $33.3 million of the 4.0% Notes as a current obligation as they will mature within the next twelve months. The credit facility permits the repayment of these 4.0% Notes on or before maturity at Quanta’s sole discretion.
4.5% Convertible Subordinated Notes
      As of June 30, 2006, we had $270.0 million aggregate principal amount of 4.5% convertible subordinated notes (4.5% Notes) outstanding. The resale of the notes and the shares issuable upon conversion thereof was registered for the benefit of the holders in a shelf registration statement filed with the SEC. The 4.5% Notes require semi-annual interest payments on April 1 and October 1 until the notes mature on October 1, 2023.
      The 4.5% Notes are convertible into shares of our common stock based on an initial conversion rate of 89.7989 shares of Quanta’s common stock per $1,000 principal amount of 4.5% Notes (which is equal to an initial conversion price of approximately $11.14 per share), subject to adjustment as a result of certain events. The 4.5% Notes are convertible by the holder (i) during any fiscal quarter if the last reported sale price of our common stock is greater than or equal to 120% of the conversion price for at least 20 trading days in the period of 30 consecutive trading days ending on the first trading day of such fiscal quarter, (ii) during the five business day period after any five consecutive trading day period in which the trading price per note for each day of that period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate, (iii) upon us calling the notes for redemption or (iv) upon the occurrence of specified corporate transactions. If the notes become convertible under any of these circumstances, we have the option to deliver cash, shares of our common stock or a combination thereof. The amount of any cash that we deliver will be determined based on the principal amount of the notes converted divided by the conversion price multiplied by the average trading price of our common stock. During the second quarter of 2006, the market price condition described in clause (i) above was satisfied, and the notes are presently convertible at the option of each holder. The conversion period will expire on September 30, 2006, but may resume upon the satisfaction of the market condition or other conditions in future periods.
      Beginning October 8, 2008, we can redeem for cash some or all of the 4.5% Notes at the principal amount thereof plus accrued and unpaid interest. The holders of the 4.5% Notes may require us to repurchase all or some of their notes at the principal amount thereof plus accrued and unpaid interest on October 1, 2008, 2013 or 2018, or upon the occurrence of a fundamental change, as defined by the indenture under which we issued the notes. We must pay any required repurchase on October 1, 2008 in cash. For all other required repurchases, we have the option to deliver cash, shares of our common stock or a combination thereof to satisfy our repurchase obligation. We presently do not anticipate using stock to satisfy any future repurchase obligations. If we were to satisfy the obligation with shares of our common stock, the number of shares delivered would equal the dollar amount to be paid in common stock divided by 98.5% of the market price of our common stock, as defined by the indenture. The number of shares to be issued under this circumstance is not limited. The right to settle for shares of common stock can be surrendered by us. The 4.5% Notes carry cross-default provisions with our other debt instruments exceeding $10.0 million in borrowings, which includes our existing credit facility.

DESCRIPTION OF NOTES
      We issued the notes under an indenture dated as of May 3, 2006, between us and Wells Fargo Bank, N.A., as trustee, which we refer to in this prospectus as the indenture. The notes and the shares of common stock issuable upon conversion of the notes are also subject to a registration rights agreement.
      The following summary of certain provisions of the indenture and the registration rights agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the indenture and the registration rights agreement. These documents are filed as exhibits to the registration statement of which this prospectus is a part. Because the following is only a summary, it does not contain all information that you may find useful.
      Definitions of certain terms are set forth throughout this description. Terms defined in the indenture that are used but not otherwise defined in this prospectus have the meanings assigned to them in the indenture, and we incorporate those definitions by reference. As used in this “Description of Notes,” unless otherwise indicated, references to “holders” are to holders of record of the notes and the words “we,” “us,” “our” and “Quanta” refer to Quanta Services, Inc. and do not include our subsidiaries.
General
      The notes are:

•	limited to $143,750,000 aggregate principal amount; and

•	mature on April 30, 2026.
      The notes bear cash interest at the rate of 3.75% per annum from the date of the original issuance of the notes, or from the most recent date interest has been paid or provided for. We will also pay contingent interest on the notes in the circumstances described under “— Contingent Interest,” and additional amounts may accrue on the notes as liquidated damages in the circumstances described under “— Registration Rights.” Unless the context indicates otherwise, all references to interest in this description include contingent interest and additional amounts, if applicable. We will pay interest on the notes semiannually in arrears on April 30 and October 30 of each year, commencing on October 30, 2006, to holders of record at the close of business on the April 15 or the October 15 immediately preceding such interest payment date); provided, however, that interest payable upon redemption or repurchase by us will be paid to the person to whom principal is payable, unless the redemption date or repurchase date, as the case may be, is an interest payment date.
      The notes are not redeemable prior to April 30, 2010, and are redeemable on or after April 30, 2010 for cash at the redemption prices described below under “— Optional Redemption,” plus accrued and unpaid interest, if any, to the redemption date. The notes do not have the benefit of a sinking fund.
      Each payment of cash interest on the notes will include interest accrued for the period commencing on and including the immediately preceding interest payment date (or, if none, the original issuance date) through the day before the applicable interest payment date (or maturity date, redemption date or purchase date, as appropriate). Any payment required to be made on any day that is not a business day will be made on the next succeeding business day. Interest will be calculated using a 360-day year composed of twelve 30-day months. A “business day” is any weekday that is not a day on which banking institutions in the City of New York are authorized or obligated to close. Interest will cease to accrue on a note upon its maturity, conversion, redemption or purchase by us, at our option or at the option of a holder.
      The notes were issued only in registered form in denominations of $1,000 and any integral multiple of $1,000 above that amount. The notes are payable in The City of New York at the corporate trust office of the paying agent, which initially is an office or agency of the trustee, or an office or agency maintained by us for such purpose. The notes are represented by one or more global securities registered in the name of a nominee of the depositary. See “— Book Entry, Delivery and Form.”

      We may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement.
Contingent Interest
      Beginning with the interest period commencing on April 30, 2010, and for each six-month interest period thereafter (from April 30 to October 29 and from October 30 to April 29), we will pay contingent interest on the interest payment date for the applicable interest period if the average trading price (as defined below) of the notes during the five consecutive trading days (as defined below) immediately preceding the last trading day before the commencement of the applicable interest period (each trading day during such five trading day period called a “determination date”) equals or exceeds 120% of the principal amount of the notes.
      The amount of contingent interest payable per $1,000 principal amount of notes in respect of the applicable interest period will equal an annual rate of 0.25% of the average trading price of such $1,000 principal amount of notes during the applicable five trading day reference period, payable in arrears.
      We will notify the holders of the notes upon our determination that they will be entitled to receive contingent interest with respect to any six-month interest period.
      For purposes of this section, the “trading price” of the notes on any determination date means the average of the secondary market bid quotations per note obtained by the bid solicitation agent for $5.0 million aggregate principal amount of the notes at approximately 3:30 p.m., New York City time, on the determination date from three independent nationally recognized securities dealers we select, provided that if:

•	three such bids cannot reasonably be obtained by the bid solicitation agent, but two such bids are obtained, then the average of the two bids shall be used; and

•	only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used;
provided further if no bids are received or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price of the notes on any determination date will equal (1) the applicable conversion rate of the notes as of the determination date multiplied by (2) the average Sale Price (as defined below) of our common stock for the five consecutive trading day period ending on (and including) the determination date.
      The bid solicitation agent will initially be the trustee. We may change the bid solicitation agent, but the bid solicitation agent may not be an affiliate of us.
      The “Sale Price” of common stock on any trading day means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such trading day as reported in composite transactions for the principal U.S. securities exchange on which the common stock is traded or, if the common stock is not listed on a U.S. national or regional securities exchange, as reported on The Nasdaq National Market (at such time that The Nasdaq National Market is not a U.S. national securities exchange). If our common stock is not listed for trading on a U.S. national or regional securities exchange and not reported by The Nasdaq National Market (at such time that The Nasdaq National Market is not a U.S. national securities exchange) on the relevant date, the “Sale Price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau Incorporated or similar organization. If our common stock is not so quoted, the “Sale Price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three independent nationally recognized investment banking firms selected by us for this purpose.
      A “trading day” is any day on which (i) there is no market disruption event (as defined below) and (ii) the U.S. national securities exchange or The Nasdaq National Market (at such time that The Nasdaq

National Market is not a U.S. national securities exchange) on which the common stock is listed, admitted for trading or quoted, is open for trading or, if the common stock is not so listed, admitted for trading or quoted, any business day. A “trading day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.
      A “market disruption event” means the occurrence or existence for more than one half hour period in the aggregate on any scheduled trading day of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the U.S. national securities exchange or The Nasdaq National Market (at such time that The Nasdaq National Market is not a U.S. national securities exchange) on which the common stock is listed) in the common stock or in any options, contracts or future contracts relating to our common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.
Subordination
      The notes are our general obligations and will not be secured by any collateral. Your right to payment under the notes will be:

•	junior in right of payment to the prior payment of all senior indebtedness (as defined below) in full in cash or other payment satisfactory to the holders of senior indebtedness;

•	equal in right of payment with the rights of holders of our 4.0% convertible subordinated notes due 2007 and our 4.5% convertible subordinated notes due 2023 and any of our other subordinated debt; and

•	effectively subordinated to secured and unsecured creditors of our subsidiaries.
      Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization of Quanta, whether voluntary or involuntary and whether or not involving bankruptcy, or upon any assignment for the benefit of creditors or any other marshalling of our assets and liabilities, payment of the principal of, premium, if any, and interest on the notes will be subordinated in right of payment to the prior payment in full of all senior indebtedness in cash or other payment satisfactory to the holders of senior indebtedness.
      We may not make any payment on, or repurchase or redeem, the notes if:

•	a default occurs in the payment of principal of, premium, if any, or interest on any senior indebtedness when due (called a “payment default”) whether by acceleration or otherwise; or

•	a default other than a payment default on any designated senior indebtedness (as defined below) occurs and is continuing (or would occur as a result of a payment on the notes) that permits holders of such designated senior indebtedness to accelerate its maturity, and we and the trustee receive a notice of such default (called a “payment blockage notice”) from any holder of such designated senior indebtedness (called a “non-payment default”).
      We may resume payments and distributions on the notes:

•	in case of a payment default, upon the date on which such default (including any acceleration) is cured or waived in writing or ceases to exist; and

•	in case of a non-payment default, upon the earliest of (1) the date on which such non-payment default is cured or waived in writing or ceases to exist, (2) 180 days after the date on which the payment blockage notice is received or (3) the date the payment blockage is terminated by notice to the trustee and us from the person who gave the payment blockage notice.
      No new period of payment blockage may be commenced pursuant to a payment blockage notice unless 360 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice, and there must be at least 181 consecutive days in each 360-day period when no payment blockage is in effect. No payment default or non-payment default that existed or was continuing on the date of commencement of any payment blockage period shall be the basis for the commencement of a subsequent payment blockage period, unless such default has been cured for a period of at least 90 consecutive days.
      If the trustee or any holder of the notes receives any payment on the notes in contravention of the subordination provisions of the notes before all senior indebtedness is paid in full in cash or other payment satisfactory to the holders of senior indebtedness, then such payment must be paid over for the benefit of the holders of senior indebtedness to the extent necessary to make payment in full to the holders of all unpaid senior indebtedness.
      Upon (but not before) the payment in full of all designated senior indebtedness in cash or other payment satisfactory to the holders thereof, the holders of the notes shall (to the extent that amounts otherwise payable to such holders have been paid to the holders of designated senior indebtedness) be subrogated to the rights of any holder of designated senior indebtedness to receive any further payments or distributions applicable to the designated senior indebtedness until the notes are paid in full; and such payments or distributions received by the holders of the notes by reason of such subrogation, which otherwise would be paid or distributed to the holders of designated senior indebtedness, shall, as between us and our creditors other than the holders of designated senior indebtedness, on the one hand, and the holders of notes, on the other hand, be deemed to be a payment by us on account of designated senior indebtedness and not on account of the notes.
      In the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors. This subordination will not prevent the occurrence of any event of default under the indenture. See “— Events of Default; Notice and Waiver” for a description of the events of default and associated remedies.
      The notes are exclusively our obligations, and are not the obligation of any of our subsidiaries. Our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, are dependent upon the earnings of our subsidiaries. In addition, we are dependent on dividends, distributions, loans or other payments by our subsidiaries to us.
      Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes. Our subsidiaries are not required to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.
      Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor to any of our subsidiaries, our rights as a creditor would be subordinated to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.
      At June 30, 2006, we had approximately $447.0 million of subordinated indebtedness, including the notes. In addition, as of June 30, 2006, our subsidiaries had approximately $1.0 million of indebtedness. Neither we nor our subsidiaries are prohibited from incurring indebtedness, including senior indebtedness, under the indenture. We may from time to time incur additional indebtedness, including senior indebtedness. Our subsidiaries may also from time to time incur other additional indebtedness and liabilities.
      We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties under the indenture. The trustee’s claims for these payments will generally be senior to those of holders of notes in respect of all funds collected by the trustee.

      “Credit Agreement” means the Amended and Restated Credit Agreement, dated as of June 12, 2006, among Quanta, the subsidiaries of Quanta named therein as guarantors, the lenders named therein and Bank of America, N.A., as administrative agent, including any notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended (including any amendment and restatement thereof), modified, extended, renewed, refunded, substituted or replaced or refinanced from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding subsidiaries of Quanta as additional borrowers or guarantors thereunder), all or any portion of the indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agents, creditor, lender or group of creditors or lenders.
      “Designated senior indebtedness” means senior indebtedness under the Credit Agreement and our obligations under any other particular senior indebtedness that expressly provides that such senior indebtedness shall be “designated senior indebtedness” for purposes of the indenture.
      “Indebtedness” means:

(1) all indebtedness, obligations and other liabilities for borrowed money, including commitment or standby fees, enforcement expenses, collateral protection expenses and other reimbursement indemnity obligations with respect to such indebtedness, overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, or evidenced by bonds, debentures, notes or similar instruments, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

(2) obligations with respect to letters of credit, bank guarantees or bankers’ acceptances;

(3) obligations in respect of leases required in conformity with generally accepted accounting principles to be accounted for as capitalized lease obligations on our balance sheet;

(4) all obligations and other liabilities under any lease or related document in connection with the lease of real property that provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and our obligations under the lease or related document to purchase or to cause a third party to purchase the leased property;

(5) all obligations with respect to an interest rate or other swap, cap or collar agreement or foreign currency hedge, exchange or purchase agreement;

(6) all direct or indirect guarantees or similar agreements in respect of our obligations or liabilities to purchase, acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of others of the type described in (1) through (5) above;

(7) any obligations described in (1) through (5) above secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by us; and

(8) any renewals, extensions, refundings, refinancings, restructurings, amendments or modifications to (1) through (7) above.
      “Senior indebtedness” means the principal, premium, if any, interest, including any interest accruing after commencement of bankruptcy proceedings, irrespective of whether or not a claim for such interest is allowed in such bankruptcy proceedings, and rent or termination payments on or other amounts due on our current or future Indebtedness, whether created, incurred, assumed, guaranteed or in effect guaranteed by us, but only to the extent that the same are not treated as “unsecured indebtedness” for purposes of section 279 of the Internal Revenue Code. However, all amounts owing by us under the Credit Agreement and indebtedness under the Underwriting, Continuing Indemnity and Security Agreement will constitute senior indebtedness, and senior indebtedness will not include:

•	indebtedness that expressly provides that it shall not be senior in right of payment to the notes or expressly provides that it is on the same basis or junior to the notes;

•	our indebtedness to any of our majority-owned subsidiaries; and

•	the notes, our 4.0% convertible subordinated notes due 2007 or our 4.5% convertible subordinated notes due 2023.
      “Underwriting, Continuing Indemnity and Security Agreement” means the Underwriting, Continuing Indemnity and Security Agreement dated as of March 14, 2005 by Quanta and the subsidiaries and affiliates of Quanta identified therein, in favor of Federal Insurance Company.
Conversion Rights
      Holders may surrender their notes, in multiples of $1,000 principal amount, for conversion only if one or more of the conditions for conversion described below are satisfied. Upon a surrender of your notes for conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of common stock in amounts described below under “— Payment upon Conversion.”
      Stock Appreciation. If, with respect to any fiscal quarter, the Sale Price for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than 130% of the conversion price (as defined below under “— Payment Upon Conversion”) on the last day of such preceding fiscal quarter, which we refer to as the “conversion trigger price,” then holders may surrender their notes for conversion during and only during such fiscal quarter. The conversion trigger price immediately following the issuance of the notes was $29.13, which is 130% of the initial conversion price per share of common stock (as defined below). The foregoing conversion trigger price assumes that no events have occurred that would require an adjustment to the conversion rate.
      Redemption of Notes. If we call any or all of the notes for redemption, a holder may surrender any of its notes that have been called for redemption for conversion at any time prior to the close of business on the second business day prior to the redemption date.
      Occurrence of Specified Corporate Transactions. Holders may surrender their notes for conversion if we:

(1) elect to distribute to all holders of the common stock certain rights entitling them to purchase, for a period expiring within 60 days after the record date for such distribution, shares of our common stock at less than the average Sale Price for the five consecutive trading days ending on the date immediately preceding the record date for such distribution;

(2) elect to distribute to all holders of our common stock cash, debt securities (or other evidence of indebtedness) or other assets (excluding dividends or distributions described in clauses (1) and (2) of the first sentence of “— Conversion Rate Adjustments”), which distribution has a per share value as determined by our board of directors exceeding 15% of the average Sale Price for the five consecutive trading days ending on the date immediately preceding the record date for such distribution; or

(3) are party to a share exchange, consolidation or merger, or a sale, lease or other transfer of all or substantially all of the assets of us and our subsidiaries, taken as a whole, in each case pursuant to which the shares of our common stock would be converted into cash, securities or other property.
      In the case of clause (1) or (2) we must notify the holders of notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. No holder may exercise this right to convert if the holder otherwise will participate in the distribution without conversion. The “ex-dividend date” means the first date on which shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.
      In the case of clause (3), a holder may surrender notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date for the transaction until 15 days after the actual effective date of the transaction or, if such transaction also constitutes a change in control, the change in control purchase date (as defined below under “— Change in Control Permits Holders to Require Us to Purchase Notes”). We will notify holders and the trustee as promptly as practicable following the date we publicly announce such transaction but in no event less than 20 days prior to the anticipated effective date of such transaction. In addition to the conversion right described in clause (3), upon the occurrence of a change in control, a holder can require us to purchase all or a portion of its notes as described below under “— Change in Control Permits Holders to Require Us to Purchase Notes.” A note for which a holder has delivered a purchase notice or a change in control purchase notice requiring us to purchase the note may be converted only if such notice is withdrawn in accordance with the indenture. We have agreed in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing. Notwithstanding the foregoing, notes will not become convertible by reason of a merger, consolidation or other transaction effected with one of our direct or indirect subsidiaries for the purpose of changing our state of incorporation to any other state within the United States or the District of Columbia.
      Two Months Prior to Maturity. Holders may surrender the notes for conversion at any time on or after March 1, 2026 until the close of business on the day immediately preceding the maturity date.
      The term “common stock” means the common stock of Quanta, par value $.00001 per share, as it existed on May 3, 2006 and any shares of any class or classes of capital stock of Quanta resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of Quanta and which are not subject to redemption by Quanta; provided, however, that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable on conversion of notes shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.
Conversion Procedures
      To convert a note represented by a global security, a holder must deliver a conversion notice to the conversion agent (which will initially be the trustee) and conversion will be effected by the conversion agent by book-entry transfer through the facilities of The Depository Trust Company, New York, New York, which we refer to as DTC. You may obtain copies of the required form of the conversion notice from the conversion agent.
      To convert a note that is represented by a certificated security a holder must:

•	complete and manually sign a conversion notice, a form of which is on the back of the note, and deliver the conversion notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required by the conversion agent, furnish appropriate endorsement and transfer documents; and

•	if required, pay all transfer or similar taxes.
      The date a holder complies with all of the applicable conversion requirements, including making any required interest payment as described below, is the “conversion date” under the indenture.

      Upon conversion, you will not receive any payment of interest unless such conversion occurs between a regular record date and the interest payment date to which it relates. We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares. Holders of notes at the close of business on a regular record date will receive payment of the interest payable on the corresponding interest payment date notwithstanding the conversion of such notes at any time after the close of business on the applicable regular record date. Notes surrendered for conversion by a holder after the close of business on any regular record date but prior to the next interest payment date must be accompanied by payment of an amount equal to the interest payment that is due on those notes on that interest payment date; provided, however, that no such payment need be made (1) if we have specified a redemption date that is after a record date and on or prior to the next interest payment date, (2) if we have specified a purchase date following a change in control that is after a record date and on or prior to the next interest payment date or (3) only to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such notes. We will not be required to convert any notes that are surrendered for conversion without the required payment of interest as described in this paragraph.
      Holders of shares of our common stock issued upon conversion will not be entitled to receive any dividends payable to holders of shares of our common stock as of any record date before the close of business on the settlement date of the conversion right.
      As described below under “— Payment Upon Conversion,” we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of common stock in amounts described below under “— Payment Upon Conversion.” Settlement of our obligation to deliver our shares and cash (if any) with respect to a conversion will occur on the dates described below under “— Payment upon Conversion.” Delivery of shares will be accomplished by delivery to the conversion agent of certificates for the relevant number of shares, other than in the case of holders of notes in book-entry form with DTC, which shares shall be delivered in accordance with DTC customary practices. In addition, we will pay cash for any fractional shares, as described above.
Payment Upon Conversion
      At any time prior to maturity when conversion of notes is allowed, holders may convert their notes based on an initial conversion rate of 44.6229 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $22.41 per share). The “initial conversion price” is equal to $1,000 divided by the initial conversion rate. Holders who convert will receive, at our option, cash and/or, as described below, shares of common stock. The conversion rate will be subject to adjustment as described in “— Conversion Rate Adjustments” below. The conversion rate will not be adjusted for accrued and unpaid interest, if any. A note for which a holder has delivered a purchase notice or a change in control purchase notice, as described below, requiring us to purchase the note may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.
      The ability to surrender notes for conversion will expire at the close of business on the business day immediately preceding the stated maturity date.
      Conversion On or Prior to a Redemption Notice Date or the Final Notice Date. In the event that we receive a holder’s notice of conversion on or prior to (1) the date on which we give notice of our optional redemption of notes as described under “— Optional Redemption” (a “redemption notice date”) or (2) the date that is 20 days prior to maturity (the “final notice date”), the following procedures will apply:

•	If we choose to satisfy all or any portion of our obligation to convert the notes (the “conversion obligation”) in cash, we will notify holders through the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount) at any time on or before the date that is two business days following the conversion date (the “cash settlement notice period”). If we timely elect to pay cash for any portion of the shares otherwise issuable to holders upon conversion, holders may retract their conversion notice at any time during the two business days following the final day of the cash settlement notice period (the “conversion retraction period”). No such retraction can be made (and a conversion notice shall be irrevocable) if we do not elect to deliver cash in lieu of shares (other than cash in lieu of fractional shares). Upon the expiration of a conversion retraction period, a conversion notice shall be irrevocable. If we elect to satisfy all or any portion of the conversion obligation in cash, and the conversion notice has not been retracted, then settlement (in cash or in cash and shares) will occur on the business day following the final trading day of the 20 trading day period beginning on the trading day immediately after the final day of the conversion retraction period (the “cash settlement averaging period”). If we do not elect to satisfy any part of the conversion obligation in cash (other than cash in lieu of any fractional shares), delivery of the shares of common stock into which the notes are converted (and cash in lieu of any fractional shares) will occur through the conversion agent as described above as soon as practicable on or after the conversion date.

      Settlement amounts will be computed as follows:

•	If we elect to satisfy the entire conversion obligation in shares, we will deliver to holders a number of shares equal to (i) the aggregate principal amount of notes to be converted divided by $1,000 multiplied by (ii) the applicable conversion rate. In addition, we will pay cash for any fractional share of common stock based on the Sale Price of the common stock on the trading day immediately preceding the conversion date.

•	If we elect to satisfy the entire conversion obligation in cash, we will deliver to holders cash in an amount equal to the product of:

•	a number equal to (i) the aggregate principal amount of notes to be converted divided by $1,000 multiplied by (ii) the applicable conversion rate, and

•	the average Sale Price during the cash settlement averaging period.

•	If we elect to satisfy a fixed portion (other than 100%) of the conversion obligation in cash, we will deliver to holders, for each $1,000 principal amount of notes surrendered for conversion, (A) cash in an amount equal to the lesser of (1) the conversion value (as defined below) and (2) the specified cash amount for each $1,000 principal amount of notes (the “cash amount”), and (B) if the conversion value is greater than the cash amount, a number of shares of our common stock equal to the excess, if any, of the number of shares calculated as if we elected to satisfy the entire conversion obligation in shares over the number of shares equal to the sum, for each day of the cash settlement averaging period, of (x) the cash amount divided by the number of days in the cash settlement averaging period, divided by (y) the Sale Price for that day. In addition, we will pay cash for all fractional shares of common stock based on the average Sale Price during the cash settlement averaging period.
      The “applicable conversion rate” means the conversion rate on any trading day (as defined below).
      The “conversion value” means the product of (1) the applicable conversion rate and (2) the average Sale Price during the cash settlement averaging period.
      Conversion After a Redemption Notice Date or the Final Notice Date. With respect to conversion notices that we receive after a redemption notice date or the final notice date, we will not send individual notices of our election to satisfy all or any portion of the conversion obligation in cash. If we elect to redeem all or a portion of the notes, our notice of redemption will inform the holders of our election to deliver shares of our common stock and/or cash with respect to notes converted prior to the redemption date as described under “— Optional Redemption.” In addition, if we choose to satisfy all or any portion of the conversion obligation with respect to conversions after the final notice date in cash, on or before the final notice date we will send a single notice to holders indicating the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount).

      In the event that we receive any notice of conversion after a redemption notice date or the final notice date from holders of notes, settlement amounts will be computed and settlement dates will be determined in the same manner as set forth above under “— Conversion On or Prior to a Redemption Notice Date or the Final Notice Date,” except that the “cash settlement averaging period” shall be the 20 trading day period beginning on the trading day after the redemption date or the final maturity date of the notes, as the case may be. If a conversion notice is received from any holder of notes after a redemption notice date or the final notice date, such holder will not be allowed to retract the conversion notice. Settlement (in cash and/or shares) will occur on the business day following the final trading day of such cash settlement averaging period. If we do not elect to satisfy any part of the conversion obligation in cash (other than cash in lieu of any fractional shares), delivery of shares of common stock into which the notes are converted (and cash in lieu of any fractional shares) will occur through the conversion agent or DTC, as the case may be, as described above as soon as practicable on or after the conversion date.
      Our delivery to the holder of cash and/or shares as described above, together with any cash payment for fractional shares, will be deemed to satisfy our obligation to pay:

•	the principal amount of the note; and

•	all other amounts owed on the notes, including any accrued and unpaid interest.
      Accrued and unpaid interest will be deemed paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion rate to account for the accrued interest. For a summary of the U.S. federal income tax considerations relating to conversion of a note, see “Certain U.S. Federal Income Tax Consequences — Consequences to U.S. Holders — Sale, Exchange, Conversion or Redemption” and “Certain U.S. Federal Income Tax Consequences — Consequences to Non-U.S. Holders — Payments with Respect to the Notes.”
Make Whole Premium
      If the effective date or anticipated effective date of a change in control constituting a make whole change in control (as defined below) occurs on or prior to April 30, 2013, and a holder sends a notice of conversion to the conversion agent during the period commencing 15 days prior to the anticipated effective date of such transaction and ending on and including the trading day prior to the related change in control purchase date (as defined in “— Change in Control Permits Holders to Require Us to Purchase Notes”), then, subject to our rights described below under “— Public Acquirer Change in Control,” we will increase the applicable conversion rate for the notes surrendered for conversion by a number of additional shares of the common stock (the “additional shares”), as described below.
      A “make whole change in control” is a transaction that constitutes a change in control pursuant to clause (1), (2) or (3) under the definition of “change in control” under “— Change in Control Permits Holders to Require Us to Purchase Notes” and in which more than 10% of the consideration for the common stock in the transaction constituting the change in control consists of cash (other than cash payments for fractional shares and cash payment in respect of dissenters’ appraisal rights) or securities or other property that are not, or upon issuance will not be, traded on a U.S. national securities exchange or quoted on The Nasdaq National Market (at such time that The Nasdaq National Market is not a U.S. national securities market).
      We will mail a notice to holders and the trustee no later than 20 days prior to the anticipated effective date of the make whole change in control.
      The number of additional shares to be added to the conversion rate will be determined by reference to the table below and is based on the effective date of the make whole change in control and the “applicable price” in connection with such transaction.

      The “applicable price” in connection with a make whole change in control means:

•	if the consideration (excluding cash payment for fractional shares or pursuant to statutory appraisal rights) to be paid to holders of the common stock in connection with such transaction consists exclusively of cash, the amount of such cash per share of the common stock; and

•	in all other cases, the average Sale Price for the five consecutive trading days immediately preceding, but not including, the effective date of such transaction.
      The stock prices set forth in the first column of the table below (i.e., the row headers), will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the applicable prices in effect immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate in effect immediately prior to the adjustment giving rise to the applicable price adjustment and the denominator of which is the conversion rate as so adjusted. The increase of the additional shares to the conversion rate will be subject to adjustment in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”
      The following table sets forth the applicable price and number of additional shares to be added to the conversion rate per $1,000 principal amount of notes:

	Effective Date

Applicable Price	04/26/06	04/30/07	04/30/08	04/30/09	04/30/10	04/30/11

$ 16.60	15.61	15.61	15.61	15.61	15.61	0.00
$ 20.00	10.80	9.83	8.56	8.26	7.43	0.00
$ 25.00	6.70	5.93	4.54	3.46	1.21	0.00
$ 30.00	4.79	3.88	2.57	1.80	0.00	0.00
$ 35.00	3.61	2.85	1.69	1.06	0.00	0.00
$ 40.00	2.85	2.22	1.23	0.77	0.00	0.00
$ 45.00	2.33	1.80	0.98	0.63	0.00	0.00
$ 50.00	1.99	1.54	0.81	0.54	0.00	0.00
$ 60.00	1.48	1.15	0.60	0.42	0.00	0.00
$ 70.00	1.16	0.91	0.47	0.33	0.00	0.00
$ 80.00	0.93	0.73	0.38	0.27	0.00	0.00
$ 90.00	0.75	0.59	0.31	0.22	0.00	0.00
$100.00	0.61	0.48	0.25	0.18	0.00	0.00
      The exact applicable price and conversion date may not be set forth in the table above, in which case:

(1) if the actual applicable price is between two applicable price amounts in the table or the conversion date is between two dates in the table, the number of additional shares to be added to the conversion rate will be determined by straight-line interpolation between the numbers set forth for the higher and lower applicable price amounts, and/or the two dates, based on a 365 day year, as applicable;

(2) if the actual applicable price is in excess of $100.00 per share (subject to adjustment in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments”), we will not add additional shares to the conversion rate applicable to the converted note; and

(3) if the actual applicable price is less than $16.60 per share (the last reported sale price of the common stock on the date of this prospectus) (subject to adjustment in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments”), we will not add additional shares to the conversion rate applicable to the converted note.
      Notwithstanding the foregoing, in no event will we increase the conversion rate as described above to the extent the increase will cause the conversion rate to exceed 60.2329 per $1,000 principal amount of notes, subject to adjustment in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”
Public Acquirer Change in Control
      In the case of a change in control constituting a public acquirer change in control (as defined below), we may, in lieu of issuing additional shares upon conversion as described under “— Make Whole Premium,” elect to adjust the conversion rate and the related conversion obligation such that from and after the effective date of such public acquirer change in control, holders of the notes will be entitled to convert their notes (subject to the satisfaction of one or more of the conditions to conversion described under “— Conversion Rights”) into a number of shares of public acquirer common stock (as defined below), subject to the arrangements for payment upon conversion otherwise applicable, by multiplying the conversion rate in effect immediately before the public acquirer change in control by a fraction:

•	the numerator of which will be (i) in the case of a consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, the average value of all cash and any other consideration (as determined by our board of directors) paid or payable per share of our common stock or (ii) in the case of any other public acquirer change in control, the average Sale Price for the 10 consecutive trading days prior to but excluding the effective date of such public acquirer change in control, and

•	the denominator of which will be the average of the last reported sale prices of the public acquirer common stock for the 10 consecutive trading days commencing on the trading day next succeeding the effective date of such public acquirer change in control.
      A “public acquirer change in control” means a change in control in which the acquirer has a class of common stock traded on a U.S. national securities exchange or quoted on The Nasdaq National Market (at such time that The Nasdaq National Market is not a U.S. national securities exchange) or which will be so traded or quoted when issued or exchanged in connection with such change in control (the “public acquirer common stock”). If an acquirer does not itself have a class of common stock satisfying the foregoing requirement, it will be deemed to have “public acquirer common stock” if an entity that directly or indirectly owns at least a majority of the acquirer has a class of common stock satisfying the foregoing requirement and, in such case, all references to public acquirer common stock shall refer to such class of common stock. Majority owned for these purposes means having “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of the respective entity’s capital stock that are entitled to vote generally in the election of directors.
      Within 10 trading days prior to but not including the expected effective date of a change in control that is also a public acquirer change in control, we will provide to all holders of the notes and the trustee and paying agent a notification stating whether we will:

•	elect to adjust the conversion rate and related conversion obligation, in which case the holders will have the right to convert their notes but will not have the right to receive additional shares upon conversion, as described under “— Make Whole Premium,” or

•	not elect to adjust the conversion rate and related conversion obligation, in which case the holders will have the right to convert notes and, if applicable, receive additional shares upon conversion as described above under “— Conversion Rights” and “— Make Whole Premium.”
Conversion Rate Adjustments
      The conversion rate will be adjusted for:

(1) dividends or distributions to all holders of shares of our common stock payable in shares of common stock, our other capital stock or our subsidiaries’ capital stock;

(2) subdivisions, combinations or certain reclassifications of shares of our common stock;

(3) distributions to all holders of shares of common stock of certain rights to purchase shares of common stock for a period expiring within 60 days from the date of issuance of such rights at less than the average Sale Price for the five consecutive trading days immediately preceding the ex-dividend date for such distribution, provided that the applicable conversion rate will be readjusted to the extent that such rights, warrants or options are not exercised prior to their expiration;

(4) certain distributions to all holders of shares of our common stock of our assets or debt securities or certain rights to purchase our securities (excluding cash dividends or other cash distributions from current or retained earnings, those rights to purchase shares of common stock referred to in clause (3) above and any dividend or distribution referred to in clause (1) above);

(5) distributions of cash to all holders of our common stock, excluding (a) any dividend or distribution on our common stock paid after April 30, 2013 to the extent that the aggregate amount of such payment per share of common stock in any twelve month period does not exceed 5% of the average Sale Price of our common stock during the ten trading days immediately prior to the declaration date for such dividend or distribution; or (b) any dividend or distribution in connection with our liquidation, dissolution or winding up; and

(6) distributions of cash or other consideration by us or any of our subsidiaries in respect of a tender offer or exchange offer for our common stock, to the extent such cash and the value of any such other consideration per share of common stock validly tendered or exchanged exceeds the Sale Price on the trading day following the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer (in which case the adjustment will be made based on the amount by which the consideration exceeds the Sale Price on such trading day).
      In the event that we make a distribution to all holders of our common stock consisting of capital stock of a subsidiary of ours, in accordance with clause (1) above, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the current market price of our common stock, in each case based on the average closing sale prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such dividend or distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted.
      Subject to the provisions of the indenture, if we distribute cash in accordance with clause (5) above, then we will adjust the conversion rate based on the following formula:

M

R1 = R	×	(M – C)
where,
      R1 = the adjusted conversion rate;
      R = the conversion rate in effect immediately prior to the time of determination (as defined below);
      M = the average Sale Price for the five consecutive trading days prior to the trading day immediately preceding the ex-dividend date for the distribution; and
      C = the amount in cash per share we distribute to holders of the common stock (and for which no adjustment has been made that exceeds the amount of dividends and distributions permitted to be excluded pursuant to clause (5) above).
      In no event will we adjust the conversion rate to the extent the adjustment would reduce the conversion price below the par value per share of common stock.
      Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the conversion rate will be required unless such adjustment would require a change of at least 1% of the conversion rate then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

Notwithstanding the foregoing, all such carried forward adjustments shall be made at the time we mail a notice of redemption and thereafter any conversion rate adjustment shall be made without regard to the 1% threshold described in the preceding sentence.
      No adjustment need be made if holders may participate in the transaction (without exercising their conversion option) that would otherwise give rise to such an adjustment. In cases where the fair market value of assets, debt securities or certain rights, warrants or options to purchase our securities distributed to stockholders (a) equals or exceeds the market price (as defined below) of our common stock, or (b) such market price exceeds the fair market value of such assets, debt securities or rights, warrants or options so distributed by less than $1.00, rather than being entitled to an adjustment in the conversion rate, the holder will be entitled to receive upon conversion, in addition to the shares of common stock and/or cash, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution that such holder would have received if such holder had converted such holder’s notes immediately prior to the record date for determining the stockholders entitled to receive the distribution. The indenture permits us to increase the conversion rate from time to time.
      The “market price” of common stock as of any date means the average Sale Price for the 10 consecutive trading-day period ending on the third business day (if the third business day prior to the applicable date is a trading day or, if not, then on the last trading day immediately preceding such third business day) prior to such date, appropriately adjusted to take into account the occurrence, during the period commencing on the first of such trading days during such 10 trading day period and ending on such date, of certain events with respect to the common stock that would result in an adjustment of the conversion rate.
      In addition, the indenture provides that upon conversion of the notes, the holders of such notes will receive, to the extent that we deliver shares of our common stock upon such conversion, the rights related to such common stock pursuant to any existing or future shareholder rights plan. However, there will not be any adjustment to the conversion privilege or conversion rate as a result of:

•	the issuance of such rights;

•	the distribution of separate certificates representing such rights;

•	the exercise or redemption of such rights in accordance with any rights agreement; or

•	the expiration, termination or invalidation of such rights.
      Notwithstanding the foregoing, if a holder of notes exercising its right of conversion after the distribution of rights pursuant to any rights plan in effect at the time of such conversion is not entitled to receive the rights that would otherwise be attributable (but for the date of conversion) to the shares of common stock to be received upon such conversion, if any, the conversion rate will be adjusted as though the rights were being distributed to holders of common stock on the date the rights become separable from such stock. If such an adjustment is made and such rights are later redeemed, invalidated or terminated, then a corresponding reversing adjustment will be made to the conversion rate on an equitable basis.
      In the event of:

•	any reclassification of our common stock;

•	a consolidation, merger, binding share exchange or combination involving us; or

•	a sale or conveyance to another person or entity of all or substantially all of our property or assets;
in each case, in which holders of common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion by a holder of its notes it will be entitled to elect to receive the same type of consideration that it would have had the option to receive had it owned a number of shares of our common stock equal to the conversion rate immediately prior to any of these events multiplied by the principal amount of the notes converted. If we engage in any transaction described in this paragraph, the conversion rate will not otherwise be adjusted. If the transaction also constitutes a change in control, a holder can require us to purchase all or a portion of its notes as described under “— Change in Control Permits Holders to Require Us to Purchase Notes.”
      In the event of an adjustment of a conversion rate, the holders of the applicable notes may, in certain circumstances, be deemed to have received a distribution includable in taxable income. For example, if we make a distribution to holders of our common stock and the applicable conversion rate is increased, this increase may be deemed to be the receipt of taxable income by holders of the notes and may result in withholding taxes for holders (including backup withholding taxes or withholding taxes on payments to foreign persons). Because this deemed income would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on behalf of a holder, we may, at our option, set off such payments against payments of cash and common stock on the notes. See the discussions under the headings “Certain U.S. Federal Income Tax Consequences — Consequences to U.S. Holders — Conversion Rate Adjustments” and “Certain U.S. Federal Income Tax Consequences — Consequences to Non-U.S. Holders — Payments on Common Stock Adjustments to Conversion Rate” for more details.
      The applicable conversion rate will not be adjusted for the following events, among others:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of the common stock; or

•	for accrued and unpaid interest.
Optional Redemption
      No sinking fund is provided for the notes. Prior to April 30, 2010, we may not redeem the notes.
      At any time on or after April 30, 2010, until April 30, 2013, we may redeem the notes, in whole or in part, for cash at a price equal to 100% of the principal amount being redeemed plus accrued and unpaid interest, to but excluding the redemption date, if the average Sale Price of the common stock is equal to or greater than 130% of the conversion price then in effect for at least 20 trading days in the period of 30 consecutive trading days ending on the trading day prior to the date of mailing of the notice of redemption.
      In addition, at any time on or after April 30, 2010, we may redeem the notes, in whole or in part, for cash at the following redemption prices (expressed as a percentage of the principal amount of the notes) plus accrued and unpaid interest, if any, to the redemption date:

During the Twelve Months Commencing	Redemption Price

April 30, 2010	101.607%
April 30, 2011	101.071%
April 30, 2012	100.535%
April 30, 2013 and thereafter	100.000%
      We will give holders not less than 30 nor more than 60 days’ notice of any optional redemption (the “notice of redemption”).

      If less than all of the outstanding notes are to be redeemed, the trustee shall select the notes to be redeemed in principal amounts at maturity of $1,000 or integral multiples thereof. In this case the trustee may select the notes by lot, pro rata or by any other method the trustee considers fair and appropriate or in any manner required by DTC or any other depositary of the notes.
      If a portion of a holder’s notes is selected for partial redemption and the holder converts a portion of the notes, the converted portion shall be deemed to be the portion selected for redemption.
      In the event of any redemption of the notes in part, we will not be required to:

•	issue, register the transfer of or exchange any note during a period beginning at the opening of business 15 days before any selection of notes for redemption and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of notes to be so redeemed, or

•	register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.
Purchase of Notes at the Option of the Holder
      On April 30, 2013, April 30, 2016 and April 30, 2021 (each, a “purchase date”), a holder has the right to require us to purchase any outstanding note for cash at a price equal to 100% of the principal amount being offered plus accrued and unpaid interest to but excluding the purchase date for which a written purchase notice has been properly delivered by the holder to the paying agent (which will initially be the trustee) and not withdrawn, subject to specified additional conditions described below. Holders may submit their written purchase notice to the paying agent at any time from the opening of business on the date that is 20 business days prior to such purchase date until the close of business on the third business day before such purchase date.
      Unless we have issued a notice of redemption to redeem the notes, we will be required to give notice on a date not less than 20 business days prior to each purchase date to all registered holders and to all beneficial owners as required by applicable law, stating, among other things, the procedures that holders must follow to require us to purchase their notes.
      The purchase notice given by each holder electing to require us to purchase notes will be required to state:

•	if certificated, the certificate numbers of the holder’s notes to be delivered for purchase, and if certificated notes have not been issued, the notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.
      Any purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day preceding the purchase date.
      The notice of withdrawal must state:

•	the principal amount of notes being withdrawn;

•	if certificated, the certificate numbers of the notes being withdrawn, and if certificated notes have not been issued, the notice must comply with appropriate DTC procedures; and

•	the principal amount of the notes that remain subject to the purchase notice, if any.

      In connection with any purchase offer pursuant to these provisions, we will:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable;

•	file Schedule TO or any other required schedule under the Exchange Act if then required by applicable rules; and

•	otherwise comply with the federal and state securities laws.
      Payment of the purchase price for a note for which a purchase notice has been delivered and not validly withdrawn is conditioned upon the holder’s effecting a book-entry transfer of the note or delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the note will be made promptly following the later of the purchase date and the time of the book-entry transfer or delivery of the note.
      If the paying agent holds money sufficient to pay the purchase price of a note on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the note will cease to be outstanding and interest will cease to accrue. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the note. This will be the case whether or not book-entry transfer of the notes is made or the notes are delivered to the paying agent.
      We cannot assure you that we will have the financial resources, or will be able to arrange financing to pay the purchase price for all the notes that might be delivered by holders of notes seeking to exercise the purchase right. In addition, our ability to purchase notes may be limited by the terms of our then-existing indebtedness or financing agreements. No notes may be purchased at the option of holders if there has occurred and is continuing an event of default, other than an event of default that is cured by the payment of the purchase price of all such notes. If we were to fail to purchase the notes when required by holders, an event of default under the indenture would occur. Any such default may, in turn, cause an event of default under our other debt.
Change in Control Permits Holders to Require Us to Purchase Notes
      If a change in control (as defined below) occurs at any time prior to April 30, 2013, any holder will have the right, at its option, to require us to repurchase all of your notes not previously repurchased or called for redemption, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to, but excluding, the change in control purchase date (as defined above).
      Within 20 days after we know or reasonably should know of the occurrence of a change in control, we are obligated to give each holder of notes notice of the change in control, which notice must state, among other things, the change in control purchase right arising as a result of the change in control and the procedures that holders must follow to exercise these rights. We must also deliver a copy of this notice to the trustee. To exercise the change in control purchase right, a holder must deliver before the third business day before the change in control purchase date (as defined below), written notice to the trustee of such holder’s exercise of its change in control purchase right, together with the notes with respect to which the right is being exercised. We are required to purchase the notes, subject to the conditions set forth below, on the date that is 20 business days after the date of our notice (a “change in control purchase date”).
      The holder’s written notice must state among other things:

•	if certificated notes have been issued, the certificate numbers of the notes to be delivered for purchase, and if the notes are not in certificated form, a holder’s change in control purchase notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of notes at maturity to be purchased, in integral multiples of $1,000; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.
      A “change in control” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

(1) any sale, lease or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of us and our subsidiaries, taken as a whole, to any person (other than us or one or more of our subsidiaries); provided, however, that a transaction where the holders of all classes of our common equity (as defined below) immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of such person immediately after such transaction shall not be a change in control;

(2) consummation of any share exchange, consolidation or merger of us pursuant to which the common stock will be converted into cash, securities or other property; provided, however, that a transaction where the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation immediately after such event shall not be a change in control;

(3) a “person” or “group” (within the meaning of Section 13(d) of the Exchange Act (other than us, our subsidiaries or our or their employee benefit plans)) files a Schedule 13D or a Schedule TO, disclosing that it has become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of our common equity representing more than 50% of the total voting power of our common equity; or

(4) our stockholders approve any plan or proposal for our liquidation or dissolution; provided, however, that a liquidation or dissolution of Quanta that is part of a transaction described in clause (1) above that does not constitute a change in control under the proviso contained in that clause shall not constitute a change in control.
      The term “common equity” of any person means capital stock of such person that is generally entitled to (1) vote in the election of directors of such person or (2) if such person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such person.
      However, a change in control will not be deemed to have occurred if at least 90% of the consideration for the common stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, if any) in the transaction or transactions constituting the change in control consists of shares of capital stock traded on a U.S. national securities exchange or quoted on The Nasdaq National Market (at such time that The Nasdaq National Market is not a U.S. national securities exchange), or which will be so traded or quoted when issued or exchanged in connection with the change in control, and as a result of such transaction or transactions the notes become convertible into such shares of capital stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, if any).
      For purposes of the above paragraph the term “capital stock” of any person means any and all shares (including ordinary shares or American Depositary Shares), interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.
      The definition of change in control includes a phrase relating to the sale, lease or transfer of all or substantially all of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, a holder’s ability to require us to repurchase its notes as a result of the conveyance, sale, transfer or lease of less than all of our assets may be uncertain.

      Any purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day preceding the change in control purchase date.
      The notice of withdrawal must state:

•	the principal amount of notes being withdrawn;

•	if certificated, the certificate numbers of the notes being withdrawn, and if certificated notes have not been issued, the notice must comply with appropriate DTC procedures; and

•	the principal amount of the notes that remain subject to the purchase notice, if any.
      In connection with any purchase offer pursuant to these provisions, we will:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable;

•	file Schedule TO or any other required schedule under the Exchange Act if then required by applicable rules; and

•	otherwise comply with the federal and state securities laws.
      The foregoing provisions would not necessarily provide a holder with protection if we are involved in a highly leveraged or other transaction that may adversely affect the holder. For example, we could, in the future, enter into transactions, including recapitalizations, that would not constitute a change in control but that would increase the amount of our indebtedness or our subsidiaries’ indebtedness, some or all of which could be effectively senior to the notes.
      We cannot assure you that we will have the financial resources, or will be able to arrange financing to pay the change in control purchase price for all the notes that might be delivered by holders of notes seeking to exercise the purchase right. In addition, our ability to purchase notes may be limited by the terms of our then-existing indebtedness or financing agreements. In addition, we have, and may in the future incur, other indebtedness (including our existing credit facility) with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates. No notes may be purchased at the option of holders if there has occurred and is continuing an event of default, other than an event of default that is cured by the payment of the purchase price of all such notes. If we were to fail to purchase the notes when required by holders following a change in control, an event of default under the indenture would occur. Any such default may, in turn, cause an event of default under our other debt.
      The rights of the holders to require us to repurchase their notes upon a change in control could discourage a potential acquirer of us. The change in control feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of our common stock, to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the change in control purchase feature is a standard term contained in other offerings of debt securities similar to the notes that have been marketed by the initial purchasers. The terms of the change in control purchase feature resulted from negotiations between the initial purchasers and us.
      Payment of the change in control purchase price for a note for which a change in control purchase notice has been delivered and not validly withdrawn is conditioned upon the holder’s effecting a book-entry transfer of the note or delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of the change in control purchase notice. Payment of the change in control purchase price for the note will be made promptly following the later of the change in control purchase date and the time of the book-entry transfer or delivery of the note.
      If the paying agent holds money or securities sufficient to pay the change in control purchase price of the note on the business day following the change in control purchase date in accordance with the terms of the indenture, then, immediately after the change in control purchase date, the note will cease to be outstanding and interest on such note will cease to accrue. Thereafter, all other rights of the holder will terminate, other than the right to receive the change in control purchase price upon delivery of the note. This will be the case whether or not book-entry transfer of the notes is made or the notes are delivered to the paying agent.
      Our obligation to make a repurchase upon a change in control will be satisfied if a third party makes the change in control purchase offer in the manner and at the times and otherwise in compliance in all material respects with the requirements applicable to a change in control purchase offer made by us, purchases all notes properly tendered and not withdrawn under the change in control purchase offer and otherwise complies with our obligations in connection therewith.
Merger and Sales of Assets by Quanta
      The indenture provides that we may not consolidate with or merge with or into any other person or sell, lease, or otherwise transfer (in one transaction or a series of transactions) all or substantially all of the assets of us and our subsidiaries, taken as a whole, to any person, unless among other things:

(1) the resulting, surviving or transferee person (if other than Quanta) is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

(2) such person assumes all of our obligations under the notes and the indenture; and

(3) we or such successor person shall not immediately thereafter be in default under the indenture.
      Upon the assumption of our obligations by such a person in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring on or prior to April 30, 2013, could constitute a change in control of Quanta permitting each holder to require us to purchase the notes of such holder as described above.
      There is no precise, established definition of the phrase “substantially all” under applicable law relating to the transfer of assets under applicable law. Accordingly, there may be uncertainty as to whether the foregoing provision would apply to transfer of less than all our assets.
Events of Default; Notice and Waiver
      The indenture provides that, if an event of default specified therein shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal amount of the notes outstanding plus accrued and unpaid interest through, but excluding, the date of such declaration to be immediately due and payable. In the case of certain events of bankruptcy or insolvency of Quanta, the principal amount of the notes outstanding plus accrued and unpaid interest through the occurrence of such event shall automatically become and be immediately due and payable.
      Under certain circumstances, the holders of a majority in aggregate principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences. Interest shall, to the extent permitted by law, accrue and be payable on demand upon a default in the payment of the principal amount, a redemption price, a purchase price or a change in control purchase price with respect to any note and such interest shall be compounded semi-annually.
      Under the indenture, an event of default includes any of the following, whether or not as a result of the subordination provisions of the indenture:

(1) default in payment of the principal amount, any premium, a redemption price, a purchase price or a change in control purchase price with respect to any note when such becomes due and payable;

(2) default in payment of any interest due on the notes, which default continues for 30 days;

(3) a default in our obligation to convert the notes upon exercise of a holder’s conversion right and such default continues for a period of 5 days or more;

(4) default in the performance or breach of any other covenant or warranty by us in the indenture, which default continues uncured for a period of 60 days after we receive written notice thereof from the trustee or we and the trustee receive written notice from the holders of not less than 25% in aggregate principal amount of the outstanding notes;

(5) default by us or any of our subsidiaries in the payment of the principal or interest on any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any of our indebtedness or indebtedness of any of our subsidiaries for money borrowed in excess of $20.0 million in the aggregate, whether such indebtedness now exists or shall hereafter be created, resulting in such indebtedness becoming or being declared due and payable, and such acceleration shall not have been rescinded or annulled within 30 days after written notice of such acceleration has been received by us or such subsidiary;

(6) final unsatisfied judgments not covered by insurance in excess of $20.0 million rendered against us or any of our subsidiaries and not stayed, bonded or discharged within 60 days; or

(7) certain events of bankruptcy or insolvency of Quanta or any significant subsidiary.
      A “significant subsidiary” is an subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X under the Securities Act as in effect on the date of the indenture.
      The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.
      The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding notes, unless the trustee receives reasonable security or indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, provided that such direction shall not be in conflict with any law or the indenture and subject to certain other limitations.
      No holder of any note will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or the notes or for the appointment of a receiver or trustee, or for any remedy under the indenture or the notes, unless:

(1) that holder has previously given to the trustee written notice of a continuing event of default; and

(2) the holders of at least a majority in aggregate principal amount of the notes have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in aggregate principal amount of the notes a direction inconsistent with that request and has failed to institute the proceeding within 60 days.
      The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of the notes of any default or event of default other than a payment default, if it determines in good faith that withholding the notice is in the interests of the holders.
      The holders of a majority in principal amount of the outstanding notes may, on behalf of the holders of such notes, waive any existing or past default under the indenture and its consequences, except a default in the payment of the principal amount, premium, if any, accrued and unpaid interest, purchase price or change in control purchase price or in respect of any provision which under the indenture cannot be amended without the consent of the holder of each outstanding note affected.
Modification
      Without the consent of any holder of notes, we and the trustee may amend the indenture to:

•	cure any ambiguity, omission, defect or inconsistency;

•	provide for the assumption by a successor corporation of our obligations under the indenture;

•	provide for uncertificated notes in addition to certificated notes (so long as any uncertificated notes are in registered form for purposes of the Internal Revenue Code);

•	make any change that does not adversely affect the rights of any holder of notes;

•	make any change to comply with the Trust Indenture Act of 1939, or to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act of 1939;

•	evidence the acceptance of appointment by a successor trustee; or

•	add to our covenants or obligations under the indenture or surrender any right, power or option conferred by the indenture on us.
      In addition, amendment of the indenture or the notes may be effected by us and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the notes then outstanding. However, without the consent of each holder affected thereby, no amendment may, among other things:

•	reduce the principal amount, reduce the rate or change the time of payment of interest on any note, redemption price, purchase price or change in control purchase price with respect to any note, or extend the stated maturity of any note or make any note payable in money or securities other than that stated in the note;

•	make any reduction in the principal amount of notes whose holders must consent to an amendment or any waiver under the indenture or modify the indenture provisions relating to such amendments or waivers;

•	make any change that adversely affects the right to convert any note or the right to require us to purchase a note; or

•	impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the notes.
      No amendment to cure any ambiguity, defect or inconsistency in the indenture made solely to conform the indenture to the description of notes contained in this prospectus will be deemed to adversely affect the interests of the holders of the notes.
Discharge of the Indenture
      We may be discharged from any and all obligations under the indenture (except for certain obligations to register the transfer or exchange of notes, to replace stolen, lost or mutilated notes, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon delivering to the trustee for cancellation all outstanding notes or depositing with the trustee, in trust, or the paying agent or the conversion agent, if applicable, after the notes have become due and payable, whether at stated maturity, or any redemption date, or any purchase date, or a change in control purchase date, or upon conversion or otherwise, cash or common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us.
Calculations in Respect of Notes
      We or our agents will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the Sale Price, the conversion rate or price, conversion rate adjustments and amounts of contingent interest, if any, on the notes. We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on holders of notes. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.
Book Entry, Delivery and Form
      The notes offered hereby were issued in the form of a fully registered global note (the “Global Note”). The Global Note was deposited with the trustee on behalf of The Depository Trust Company and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the “Global Note Holder”). Any notes sold pursuant to this prospectus will be represented by another such Global Note.
      DTC has advised us that it is a limited-purpose trust company which was created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in such securities between participants through electronic book-entry changes in accounts of its participants. DTC’s participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through DTC’s participants or DTC’s indirect participants.
      We expect that pursuant to procedures established by DTC (i) upon deposit of the Global Note, DTC credited the accounts of participants designated by the initial purchasers with portions of the principal amount of the Global Note and (ii) ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of DTC’s participants), DTC’s participants and DTC’s indirect participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer notes will be limited to such extent.
      So long as the Global Note Holder is the registered owner of any notes, the Global Note Holder will be considered the sole owner or holder of such notes outstanding under the indenture. Except as provided below, owners of notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form, and will not be considered the holders thereof under the indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. As a result, the ability of a person having a beneficial interest in notes represented by the Global Notes to pledge such interest to persons or entities that do not participate in DTC’s system or to otherwise take actions in respect of such interest may be affected by the lack of a physical certificate evidencing such interest.
      Neither we, the trustee, the paying agent, the conversion agent nor the registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.
      All payments in respect of any notes registered in the name of the Global Note Holder on the applicable record date will be payable to or at the direction of such Global Note Holder in its capacity as the registered holder under the indenture. Under the terms of the indenture, we, the trustee, the paying agent, the conversion agent and the registrar may treat the persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither we, the trustee, the paying agent, the conversion agent nor the registrar has or will have any responsibility or liability for the payment of such amounts to beneficial owners of notes (including principal, premium, if any, and interest).
      We believe, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC. Payments by DTC’s participants and DTC’s indirect participants to the beneficial owner of notes will be governed by standing instructions and customary practice and will be the responsibility of DTC’s participants or DTC’s indirect participants.
      As long as the notes are represented by one or more Global Notes, DTC’s nominee will be the holder of the notes and therefore will be the only entity that can exercise a right to repayment or repurchase of the notes. See “— Conversion Procedures,” “— Purchase of Notes at the Option of the Holder” and “— Change in Control Permits Holders to Require Us to Purchase Notes.” Notice by participants or indirect participants or by owners of beneficial interests in a Global Note held through such participants or indirect participants of the exercise of the option to require purchase or conversion of beneficial interests in notes represented by a Global Note must be transmitted to DTC in accordance with its procedures on a form required by DTC and provided to participants. In order to ensure that DTC’s nominee will timely exercise a right to purchase or conversion with respect to a particular note, the beneficial owner of such note must instruct the broker or the participant or indirect participant through which it holds an interest in such note to notify DTC of its desire to exercise a right to purchase or conversion. Different firms have cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant or indirect participant through which it holds an interest in a note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC. We will not be liable for any delay in delivery of notices of the exercise of the option to elect purchase or conversion.
      If DTC is at any time unwilling to continue as the depositary and a successor depositary is not appointed by us within 90 days, we will issue definitive notes in exchange for the Global Notes.
Same-Day Settlement and Payment
      The indenture requires that payments in respect of the notes (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global Note holders.
Transfer and Exchange
      A holder may transfer or exchange the notes in accordance with the procedures set forth in the indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and other governmental charges required by law or permitted by the indenture. The registrar is not required to transfer or exchange any note in the circumstances described above under “— Optional Redemption.”
      The registered holder of a note will be treated as the owner of it for all purposes.
Governing Law
      The indenture, the notes, and the registration rights agreement are governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Trustee
      Wells Fargo Bank, N.A. is the trustee, registrar, paying agent, conversion agent and bid solicitation agent under the indenture. We may maintain deposit accounts and conduct other banking transactions with the trustee or its affiliates in the normal course of business.
Payment and Paying Agent
      We will maintain an office in the Borough of Manhattan, The City of New York, where we will pay the principal on the notes and you may present the notes for conversion, registration of transfer or exchange for other denominations, which shall initially be an office or agency of the trustee. We may pay interest by check mailed to your address as it appears in the note register. However, payments to DTC will be made by wire transfer of immediately available funds to the account of DTC or its nominee.
Registration Rights
      In connection with the initial placement of the notes, we and the initial purchasers entered into a registration rights agreement pursuant to which we have, at our cost, for the benefit of the holders of the notes and the common stock issuable upon conversion of the notes, filed a shelf registration statement, of which this prospectus is a part, covering resales of the notes and the common stock issuable upon the conversion thereof pursuant to Rule 415 under the Securities Act.
      Subject to certain rights to suspend use of the shelf registration statement, we will use commercially reasonable efforts to keep the shelf registration statement effective until the earliest of:

•	two years after the last date of the original issuance of any of the notes;

•	the sale pursuant to the shelf registration statement or pursuant to Rule 144 under the Securities Act or any similar provision then in force of all the notes or the shares of common stock issuable upon conversion of the notes;

•	the date when all notes or shares of common stock issued upon conversion cease to be outstanding; and

•	the date when the holders of the notes and the common stock issuable upon conversion thereof are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act or any similar provision then in force.
      We will be permitted to suspend the effectiveness of the shelf registration statement or the use of the prospectus that is part of the shelf registration statement during specified periods (not to exceed 45 days in any 90-day period or 120 days in the aggregate in any 12-month period) under certain circumstances, including circumstances relating to pending corporate developments. However, if the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which we determine in good faith would be reasonably likely to impede our ability to consummate such transaction, we may extend the suspension period from 45 days to 60 days. We will not specify the nature of the event giving rise to a suspension in any notice to holders of the notes of the existence of such a suspension. Each holder, by its acceptance of the notes, agrees to hold any notice of suspension in confidence.
      The following requirements and restrictions will generally apply to a holder selling such securities pursuant to the shelf registration statement:

•	such holder will be required to be named as a selling security holder in the related prospectus;

•	such holder will be required to deliver a prospectus;

•	such holder will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales; and

•	such holder will be bound by the provisions of the registration rights agreement which are applicable to such holder (including certain indemnification obligations).

      We have agreed to pay predetermined liquidated damages in the form of additional cash interest as described herein (“additional amounts”) to holders of notes that are transfer restricted securities if the shelf registration statement is not timely filed or made effective as described above or if the prospectus is unavailable for periods in excess of those permitted above. Such additional amounts will accrue until such failure to file or become effective or unavailability is cured at a rate per year equal to 0.25% of the principal amount of such notes for the first 90 days after the occurrence of such event and 0.50% thereafter. In addition, in no event will additional amounts be payable in connection with a registration default relating to a failure to register the common stock deliverable upon a conversion of the notes. For the avoidance of doubt, if we fail to register both the notes and the common stock deliverable upon conversion of the notes, then additional amounts will be payable in connection with the registration default relating to the failure to register the notes.
      Such additional amounts will accrue from and including the date on which any such registration default occurs to but excluding the date on which all registration defaults have been cured. Additional amounts, if any, will be paid on April 30 and October 30. We will have no other liabilities for monetary damages with respect to our registration obligations, except that if we breach, fail to comply with or violate certain provisions of the registration rights agreement, the holders of the notes may be entitled to equitable relief, including injunction and specific performance.
      A form of notice and questionnaire must be completed and delivered by a holder of notes or shares of common stock issued upon conversion of the notes who has not previously been named as a selling security holder in this prospectus but who wishes to resell his or her securities pursuant to the shelf registration statement, prior to any intended sale or distribution of notes or common stock. Upon receipt of any completed questionnaire, together with such other information as may be reasonably requested by us from a holder of notes following the effectiveness of the shelf registration statement, we will, as promptly as practicable but in any event within 15 business days of such receipt, file such amendments to the shelf registration statement or supplements to the related prospectus or amendments or supplements to any document incorporated by reference or file any other required documents as are necessary to permit such holder to deliver such prospectus to purchasers of registrable securities (subject to our right to suspend the use of the prospectus). Any holder that does not complete and deliver a questionnaire or provide such other information will not be named as a selling security holder in the prospectus and therefore will not be permitted to sell any registrable securities pursuant to the shelf registration statement.
      We will provide to each registered or beneficial holder copies of the related prospectus, and take certain other reasonable actions as are required to permit, subject to the foregoing, unrestricted resales of the notes and the shares of common stock issued upon conversion of the notes in accordance with the terms and conditions of the registration rights agreement.
DESCRIPTION OF CAPITAL STOCK
General
      Under our certificate of incorporation, our authorized capital stock consists of 300,000,000 shares of common stock, par value $.00001 per share, 3,345,333 shares of limited vote common stock, par value $.00001 per share, and 10,000,000 shares of preferred stock, par value $.00001 per share. As of August 1, 2006, there were 117,600,022 shares of common stock, and 918,447 shares of limited vote common stock, issued and outstanding. As of the date of this prospectus, we have no preferred stock outstanding.
      The following description of our capital stock is subject to, and qualified in its entirety by reference to, the provisions of our certificate of incorporation, bylaws and stockholder rights plan and the applicable provisions of Delaware law.

Common Stock and Limited Vote Common Stock
      Holders of common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled or permitted to vote, including the election of directors. There is no cumulative voting for the election of directors.
      Holders of limited vote common stock are entitled to elect one member of our board of directors but are not otherwise entitled to vote on the election of directors. Holders of limited vote common stock are entitled to one-tenth of one vote for each share held of record on all other matters on which stockholders are entitled or permitted to vote.
      Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock and limited vote common stock are entitled to receive dividends, on a pro rata basis, when and as declared by the board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of common stock and limited vote common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any then outstanding shares of preferred stock. Holders of common stock and limited vote common stock have no preemptive rights. Shares of common stock are not subject to any redemption provisions and are not convertible into any of our other securities. Shares of limited vote common stock are not subject to any redemption provisions and are not convertible into any other securities, except that each share of limited vote common stock will automatically convert into common stock on a share-for-share basis immediately upon a sale of such shares.
      Our common stock is traded on the NYSE under the symbol “PWR” and the transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.
Preferred Stock
      Our certificate of incorporation authorizes our board of directors to provide for the issuance of preferred stock in one or more series, without stockholder action. Our board of directors is authorized to fix the designation, powers, preferences and rights, and the qualifications, limitations and restrictions of the shares of each series of preferred stock we issue. For each series of preferred stock, our board is able to specify the following:

•	the designation of each series;

•	the number of shares of each series;

•	the rate of any dividends;

•	whether any dividends shall be cumulative or non-cumulative;

•	the terms of any redemption rights;

•	whether there will be any sinking fund for the redemption of any shares;

•	the terms of any conversion or exchange right;

•	any restrictions or limitations on the issuance of shares of the same series or any other series;

•	the amount payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of our company; and

•	the extent to which holders of the shares will be entitled to vote.
      Although no shares of preferred stock are currently outstanding and we have no current plans to issue preferred stock, except for such shares of Series D Junior Participating Preferred Stock issuable upon exercise of the rights under our stockholder rights plan, the issuance of shares of our preferred stock, or the issuance of rights to purchase shares of our preferred stock, could be used to discourage an unsolicited acquisition proposal. For example, we could impede a business combination by issuing a series of our preferred stock containing class voting rights that would enable the holder or holders of such series to block that transaction. Alternatively, we could facilitate a business combination by issuing a series of our preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders. In addition, under some circumstances, the issuance of preferred stock could adversely affect the voting power and other rights of the holders of our common stock. Although our board is required to make any determination to issue any preferred stock based on its judgment as to the best interests of our stockholders, it could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of the stock. Our board does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock unless otherwise required by law or applicable stock exchange requirements.
Series D Junior Participating Preferred Stock
      Shares of Series D Junior Preferred Stock purchasable upon exercise of the rights described below under “— Stockholder Rights Plan” will not be redeemable or convertible. Shares of Series D Junior Preferred Stock will be entitled to cumulative dividends equal to the greater of $10 per share or, subject to adjustment, an aggregate dividend of 1,000 times the dividend declared per share of common stock for any quarterly period. In the event of our liquidation, dissolution or winding up, the holders of the Series D Junior Preferred Stock will be entitled to a minimum preferential payment of $1,000 per share plus accrued and unpaid dividends, whether or not declared, provided that the holders of the shares of Series D Junior Preferred Stock shall be entitled to an aggregate payment per share, subject to adjustment, of 1,000 times the aggregate amount distributed per share to holders of common stock. In the event of any merger, consolidation or similar transaction in which shares of common stock are exchanged, each share of Series D Junior Preferred Stock will be entitled to receive, subject to adjustment, 1,000 times the amount received per share of common stock. Each holder of a share of Series D Junior Preferred Stock will have 1,000 votes on all matters submitted to a vote of stockholders and will vote together with the holders of our common stock. These rights are protected by customary anti-dilution provisions. Due to the nature of the Series D Junior Preferred Stock dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Series D Junior Preferred Stock purchasable upon exercise of each right should approximate the value of one share of common stock.
Stockholder Rights Plan
      We have adopted a stockholder rights plan pursuant to which one right will be issued and attached to each outstanding share of common stock. The following description of our stockholder rights plan and the certificate of designations setting forth the terms and conditions of the Series D Junior Preferred Stock are intended as summaries only and are qualified in their entirety by reference to the form of stockholder rights plan and certificate of designations to the certificate of incorporation filed with the SEC.
      Until a distribution date occurs, the rights can be transferred only with the common stock. On the occurrence of a distribution date, the rights will separate from the common stock and become exercisable as described below.
      A “distribution date” will occur upon the earlier of:

•	the tenth day after a public announcement that a person or group of affiliated or associated persons other than us and certain exempt persons (an “acquiring person”) has acquired beneficial ownership of 15% or more of the total voting rights of the then outstanding shares of our common stock; or

•	the tenth business day following the commencement of a tender or exchange offer that would result in such person or group becoming an acquiring person.
      The total voting rights of the common stock will be determined based on the voting rights of holders of outstanding shares of our common stock at the time of any determination.

      Following the distribution date, holders of rights will be entitled to purchase from us one one-thousandth (1/1000th) of a share of Series D Junior Preferred Stock at a purchase price of $153.33, subject to adjustment.
      In the event that any person or group becomes an acquiring person, proper provision shall be made so that each holder of a right, other than rights beneficially owned by the acquiring person, will thereafter have the right to receive upon payment of the purchase price, that number of shares of common stock having a market value equal to the result obtained by (A) multiplying the then current purchase price by the number of one one-thousandths of a share of Series D Junior Preferred Stock for which the right is then exercisable, and dividing that product by (B) 50% of the current per share market price of our shares of common stock on the date of such occurrence. If, following the date of a public announcement that an acquiring person has become such, (1) we are acquired in a merger or other business combination transaction and we are not the surviving corporation, (2) any person consolidates or merges with us and all or part of the common stock is converted or exchanged for securities, cash or property of any other person, or (3) 50% or more of our assets or earning power is sold or transferred, then the rights will “flip-over.” At that time, each right will entitle its holder to purchase, for the purchase price, a number of shares of common stock of the surviving entity in any such merger, consolidation or other business combination or the purchaser in any such sale or transfer with a market value equal to the result obtained by (X) multiplying the then current purchase price by the number of one one-thousandths of a share of Series D Junior Preferred Stock for which the right is then exercisable, and dividing that product by (Y) 50% of the current per share market price of the shares of common stock of the surviving entity on the date of consummation of such consolidation, merger, sale or transfer.
      The rights will expire on March 8, 2010, unless we terminate them before that time. Our board of directors may redeem all of the rights upon payment of $0.01 per right until the earlier of:

•	a “flip-in event;” or

•	March 8, 2010.
      If our board redeems any of the rights, it must redeem all of the rights. Once our board acts to redeem the rights, the right to exercise the rights will terminate and each right will become null and void.
      A holder of a right will not have any rights as a stockholder of Quanta, including the right to vote or to receive dividends, until a right is exercised.
      At any time prior to the occurrence of a redemption date, we may, except with respect to the redemption price, supplement or amend any provision of our stockholder rights plan in any manner, whether or not such supplement or amendment is adverse to any holders of the rights. From and after the occurrence of a redemption date, we may, except with respect to the redemption price, supplement or amend our stockholder rights plan in any manner that does not adversely affect the interests of the holders of rights, other than an acquiring person.
Delaware Law and Specified Charter and Bylaw Provisions

Business Combinations
      We are subject to the provisions of section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction by which such stockholder became an “interested stockholder” was, approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock.

Limitation of Liability; Indemnification
      Our charter contains provisions permitted under the Delaware General Corporation Law relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director’s duty of loyalty, acts or omissions that involve intentional misconduct or a knowing violation of law or transactions from which the director derived an improper personal benefit. This limitation of liability does not alter the liability of our directors and officers under federal securities laws. Furthermore, our bylaws contain provisions to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. These provisions do not limit or eliminate our right or the right of any of our stockholders to seek non-monetary relief, such as an injunction or rescission in the event of a breach by a director or an officer of his or her duty of care. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

Stockholder Action; Special Meeting of Stockholders
      Our certificate of incorporation provides that stockholders may take action only at a duly called annual or special meeting of stockholders and may not act by written consent. Our bylaws further provide that special meetings of our stockholders may be called only by the chairman of the board of directors pursuant to a resolution approved by a majority of the board of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations
      Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must meet specified procedural requirements. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual or special meeting of stockholders.
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
      The following is a summary of certain material United States federal income tax considerations relating to the purchase, ownership, disposition or conversion of the notes and the purchase, ownership or disposition of the common stock into which the notes are convertible, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the Code), Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in United States federal income tax consequences different from those set forth below. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service (IRS) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.
      This summary is limited to holders who hold the notes and the common stock into which such notes are convertible as capital assets. All references to “holders” (including U.S. Holders and Non-U.S. Holders) are to beneficial owners of the notes and common stock. This summary also does not address the effect of the United States federal estate or gift tax laws or the tax considerations arising under the laws of any foreign, state or local jurisdiction or any reporting requirements of or other tax consequences under the Treasury regulations relating to certain tax shelter transactions. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies, or other financial institutions;

•	holders subject to the alternative minimum tax;

•	tax-exempt organizations;

•	dealers in securities or commodities;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	foreign persons or entities (except to the extent specifically set forth below);

•	persons that are S-corporations, partnerships or other pass-through entities;

•	persons that own their interests in the notes or common stock through S-corporations, partnerships or other pass-through entities;

•	persons that, on the date of acquisition of the notes, own notes with a fair market value of more than 5% of the aggregate fair market value of our common stock;

•	expatriates and certain former citizens or long-term residents of the United States;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons who hold the notes as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; or

•	persons deemed to sell the notes or common stock under the constructive sale provisions of the Code.
      This summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes in effective dates) or possible differing interpretations.
      YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES AND THE COMMON STOCK ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
      THIS SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
Classification of the Notes
      Under the indenture governing the notes, we and each holder of the notes agree to treat the notes as indebtedness for U.S. federal income tax purposes that is subject to special regulations governing contingent payment debt instruments, which we refer to as the CPDI regulations. Pursuant to the terms of the indenture, we and every holder agree (in the absence of an administrative determination or judicial ruling to the contrary) to be bound by our application of the CPDI regulations to the notes, including our determination of the projected payment schedule (as described below) and the comparable yield (as described below), which is the rate at which interest is deemed to accrue on the notes for U.S. federal income tax purposes. The remainder of this discussion assumes that the notes will be treated as indebtedness subject to the CPDI regulations.
      No statutory or judicial authority directly addresses all aspects of the treatment of the notes or instruments similar to the notes for U.S. federal income tax purposes. The Internal Revenue Service, which we refer to as the IRS, has issued a revenue ruling with respect to instruments similar to the notes. This ruling supports certain aspects of the treatment described below. No ruling has been or is expected to be sought from the IRS, with respect to the United States federal income tax consequences to the holders of the notes. The IRS could take contrary positions and, as a result, it may not agree with the tax characterizations and tax consequences described below. A different treatment of the notes for U.S. federal income tax purposes could significantly alter the amount, timing, character and treatment of income, gain or loss recognized in respect of the notes from the tax consequences described below and could require a holder to accrue interest income at a rate different than the “comparable yield” described below.
Consequences to U.S. Holders
      The following is a summary of certain material United States federal income tax consequences that will apply to you if you are a U.S. Holder of the notes. Certain consequences to “Non-U.S. Holders” of the notes are described under “— Consequences to Non-U.S. Holders” below. “U.S. Holder” means a holder of a note that is:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a United States court and the control of one or more United States persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.
Accrual of Interest on the Notes
      Pursuant to the CPDI regulations, U.S. Holders will be required to accrue interest income on notes on a constant yield to maturity basis, in the amounts described below, regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting. U.S. Holders may be required to include interest in taxable income in each year in excess of any cash interest payments (whether fixed or contingent) actually received in that year. The CPDI regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the notes that equals:

•	the product of (i) the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period; and (ii) the comparable yield to maturity (as defined below) of the notes, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and

•	multiplied by the number of days during the accrual period that the U.S. Holder held the notes.
      The issue price of the notes is the first price at which a substantial amount of the notes is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a note is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments previously made with respect to the notes. The term “comparable yield” means the annual yield we would pay, as of the initial issue date, on a fixed rate nonconvertible debt security with no contingent payments but with terms and conditions otherwise comparable to those of the notes.
      We have determined that the comparable yield for the notes is an annual rate of 8.25%, compounded semi-annually. The CPDI regulations require that we provide to U.S. Holders, solely for determining the amount of interest accruals for U.S. federal income tax purposes, a schedule of the projected amounts of payments, which we refer to as projected payments, on the notes. These payments set forth on the schedule must produce a total return on the notes equal to the comparable yield. The projected payment schedule includes both fixed interest payments and estimated payments of contingent interest. The projected payment schedule also includes an estimate for a payment at maturity taking into account the fair market value of the cash, common stock or combination of common stock and cash that might be paid upon a conversion of the notes, and this estimated payment will be treated as a contingent payment.
      Pursuant to the terms of the indenture and as required by the CPDI regulations, for U.S. federal income tax purposes, each holder of notes has agreed to use the comparable yield and the schedule of projected payments as described above in determining its interest accruals, and the adjustments thereto described below, in respect of the notes. The schedule of projected payments will be set forth in the indenture. You may also obtain the projected payment schedule by submitting a written request for such information to the address set forth under “Where You Can Find More Information.”
      Our determinations of the comparable yield and the projected payment schedule are not binding on the IRS and it could challenge such determinations. If it did so, and if any such challenge was successful, then the amount and timing of interest income accruals of the holders would be different from those reported by us or included on previously filed tax returns by the holders.
      The comparable yield and the schedule of projected payments are not determined for any purpose other than for the determination of a holder’s interest accruals and adjustments thereof in respect of the notes for U.S. federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable on the notes. Amounts treated as interest under the CPDI regulations are treated as original issue discount for all purposes of the Code.

Adjustments to Interest Accruals on the Notes
      If, during any taxable year, a U.S. Holder receives actual payments with respect to the notes that in the aggregate exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a “net positive adjustment” under the CPDI regulations equal to the amount of such excess. The U.S. Holder will treat a “net positive adjustment” as additional interest income for such taxable year. For this purpose, the payments in a taxable year include the fair market value of our common stock and cash received in that year upon a conversion of the notes.
      If a U.S. Holder receives in a taxable year actual payments with respect to the notes that in the aggregate are less than the amount of projected payments for that taxable year, the U.S. Holder will incur a “net negative adjustment” under the CPDI regulations equal to the amount of such deficit. This adjustment will (a) reduce the U.S. Holder’s interest income on the notes for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder’s interest income on the notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any negative adjustment in excess of the amount described in (a) and (b) will be carried forward, as a negative adjustment to offset future interest income in respect of the notes or to reduce the amount realized on a sale, exchange, conversion or retirement of the notes.
      If a U.S. Holder purchases a note in the secondary market for an amount that differs from the adjusted issue price of the note at the time of purchase, the U.S. Holder will be required to accrue original issue discount in accordance with the comparable yield even if market conditions have changed since the date of issuance. With respect to any discount or premium to the adjusted issue price, the discount will be treated as a positive adjustment and the premium will be treated as a negative adjustment. The U.S. Holder must reasonably allocate the adjustment over the remaining term of the notes by reference to the accruals of tax original issue discount at the comparable yield or to the projected payments. It may be reasonable to allocate the adjustment over the remaining term of the notes pro rata with the accruals of tax original issue discount at the comparable yield. You should consult your tax advisor regarding these allocations.

Sale, Exchange, Conversion or Redemption
      Upon the sale, exchange conversion, repurchase, or redemption of a note, a U.S. Holder generally will recognize gain or loss. As described above, our calculation of the comparable yield and the schedule of projected payments for the notes includes the receipt of cash, common stock or combination of common stock and cash upon conversion as a contingent payment with respect to the notes. Accordingly, we intend to treat the receipt of cash, our common stock or combination of our common stock and cash by a U.S. Holder upon the conversion of a note as a payment under the CPDI regulations.
      The amount of gain or loss on a taxable sale, exchange, conversion or redemption will be equal to the difference between

•	the amount of cash plus the fair market value of any other property received by the U.S. Holder, including the fair market value of any of our common stock received upon a conversion, and

•	the U.S. Holder’s adjusted tax basis in the note.
      A U.S. Holder’s adjusted tax basis in a note will generally be equal to the U.S. Holder’s original purchase price for the note, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals for net positive or negative adjustments as described above), and decreased by the amount of any projected payments that have been previously scheduled to be made in respect of the note (without regard to the actual amount paid). Gain recognized upon a sale, exchange, conversion or redemption of a note will generally be treated as ordinary interest income. Any loss will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss (which will be long-term if the note is held for more than one year). The deductibility of net capital losses is subject to limitations.
      Upon conversion of a note for cash, our common stock or combination of our common stock and cash, any accrued and unpaid interest on such note shall be deemed to be paid by the receipt of cash, common stock or combination of common stock and cash. A U.S. Holder’s initial tax basis in our common stock received upon a conversion of a note will equal the then current fair market value of such common stock. The U.S. Holder’s holding period of the common stock received will commence on the day immediately following the date of conversion.

Distributions on Common Stock
      Distributions to a U.S. Holder on our common stock, other than certain pro rata distributions of common shares, will be treated as dividends to the extent payable out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, as of the end of the tax year of the distribution. Dividends will be includible in gross income by the U.S. Holder and taxable as ordinary income when received or accrued, in accordance with such U.S. Holder’s method of tax accounting. To the extent that a U.S. Holder receives a distribution on our common stock that would have constituted a dividend for U.S. federal income tax purposes had it not exceeded our current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, which reduces the holder’s tax basis in its shares of our common stock and, thereafter, will be treated as capital gain.
      Dividends received by non-corporate U.S. Holders, including individuals, on our common stock in tax years beginning on or before December 31, 2008 may be subject to tax at lower rates applicable to long term capital gains, provided that certain conditions are met. Dividends paid to corporate U.S. Holders may qualify for a dividends-received deduction, provided that certain conditions are met. U.S. Holders should consult their own independent tax advisors concerning the applicability of these rules to their particular circumstances.

Conversion Rate Adjustments
      Under certain circumstances described under the heading “Description of Notes — Conversion Rate Adjustments” above, the conversion rate of the notes may be adjusted. The U.S. federal income tax treatment to a U.S. Holder of such a conversion rate adjustment is unclear. If at any time we were to make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for U.S. federal income tax purposes and, in accordance with the anti-dilution provisions of the notes, the conversion rate of the notes was increased, such increase might be deemed to be the payment of a taxable dividend to holders of the notes.
      For example, an increase in the conversion rate in the event of distributions of our evidences of indebtedness or our assets or an increase in the event of a cash dividend could result in deemed dividend treatment to holders of the notes, but generally an increase in the event of stock dividends or the distribution of rights to subscribe for common stock will not. Any such constructive dividend would be treated, at the time of the conversion rate adjustment, as either a taxable dividend, a return of capital or capital gain, as discussed under the heading “— Distributions on Common Stock” above.
      It is unclear whether a constructive dividend would be eligible for the reduced rates of U.S. federal income tax applicable to certain dividends received by non-corporate U.S. Holders. It is also unclear whether a corporate U.S. Holder would be entitled to claim the dividends-received deduction with respect to a constructive dividend. U.S. Holders should carefully review the conversion rate adjustment provisions and consult their own tax advisors with respect to the tax consequences of any such adjustment.

Backup Withholding Tax and Information Reporting
      Payments of principal, premium, if any, and interest (including original issue discount) on, and the proceeds of dispositions of, the notes may be subject to information reporting and U.S. federal backup withholding tax if the U.S. Holder thereof fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amounts so withheld will be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability.
Consequences to Non-U.S. Holders
      The following is a summary of certain material United States federal income tax consequences that will apply to you if you are a Non-U.S. Holder of the notes. For purposes of this discussion, a “Non-U.S. Holder” means a holder of notes that is not a U.S. Holder. Non-U.S. Holders should consult their own independent tax advisors to determine the U.S. federal, state, local and foreign tax consequences that may be relevant to them.

Payments with Respect to the Notes
      All payments on the notes made to a Non-U.S. Holder, including payments of stated interest, contingent interest (except as described below), payments in cash, common stock or combination of common stock and cash pursuant to conversion, and any gain realized on a sale or exchange of the notes will generally be exempt from U.S. income or withholding tax, provided that such payments and gain are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States and:

•	such Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the beneficial owner of a note certifies on IRS Form W-8BEN (or successor form), under penalties of perjury, that it is not a U.S. person and provides its name and address or otherwise satisfies applicable documentation requirements; and

•	solely with respect to the contingent portion of any interest payment, the notes (and perhaps the common stock) are actively traded within the meaning of section 871(h)(4)(C)(v)(1) of the Code.
      If a Non-U.S. Holder of the notes is engaged in a trade or business in the United States, and if interest on the notes is effectively connected with the conduct of such trade or business (and where an income tax treaty applies, is attributable to a U.S. permanent establishment), the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, generally will be subject to regular U.S. federal income tax on interest and on any gain realized on the sale, exchange, conversion or redemption of the notes in the same manner as if it were a U.S. Holder as described under “Consequences to U.S. Holders” above. Such Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order for the effectively connected income to be exempt from withholding tax. In addition, if such a Non-U.S. Holder is a foreign corporation, such holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable tax treaty) on its effectively connected earnings and profits for the taxable year, subject to certain adjustments. Notwithstanding the above, any gain realized on a sale, exchange, redemption or conversion of the notes may be subject to U.S. federal income tax if we are a “United States real property holding corporation.” We believe that we are not and do not anticipate becoming a “United States real property holding corporation.”

Payments on Common Stock and Adjustments to Conversion Rate
      Any dividends paid to a Non-U.S. Holder with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the number of shares of common stock to be issued upon conversion, see “U.S. Holders — Conversion Rate Adjustments” above) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. In the case of any constructive dividend, it is possible that the U.S. federal income tax on this constructive dividend would be withheld from other amounts paid such as interest on a note or shares of common stock a Non-U.S. Holder would be entitled to receive upon conversion of a note. In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide an IRS Form W-8BEN to us or our paying agent certifying its entitlement to benefits under a treaty. Dividends that are effectively connected with the conduct of a trade or business within the United States (and where an income tax treaty applies, are attributable to a U.S. permanent establishment), are not subject to the withholding tax, but generally will be subject to regular U.S. federal income tax in the same manner as if it were a U.S. Holder as described under “Consequences to U.S. Holders” above. Such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order for effectively connected income to be exempt from withholding tax.

Sale, Exchange or Redemption of Shares of Common Stock
      Any gain realized upon the sale, exchange, or redemption of a share of common stock generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder (and where an income tax treaty applies, is attributable to a U.S. permanent establishment), or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met.
      Additionally, any gain realized on a sale, exchange or redemption of a share of common stock may be subject to U.S. federal income tax (including the branch profits tax) if we are a “United States real property holding corporation.” We believe that we are not and do not anticipate becoming a “United States real property holding corporation.”

Backup Withholding Tax and Information Reporting
      Payments to Non-U.S. Holders of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to the Non-U.S. Holder.
      United States backup withholding tax generally will not apply to payments of interest and principal on a note to a Non-U.S. Holder if the statement described in “Consequences to Non-U.S. Holders — Payments with Respect to the Notes” is duly provided by the holder or the holder otherwise establishes an exemption, provided that we do not have actual knowledge or reason to know that the holder is a United States person.
      Payment of the proceeds of a sale of a note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless the Non-U.S. Holder properly certifies under penalties of perjury as to its foreign status and certain other conditions are met or the Non-U.S. Holder otherwise establishes an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that the Holder is a Non-U.S. Holder and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the sale of a note effected outside the United States by such a broker if it:

•	is a United States person;

•	derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

•	is a controlled foreign corporation for U.S. federal income tax purposes; or

•	is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a U.S. trade or business.
      Any amount withheld under the backup withholding rules may be credited against the Non-U.S. Holder’s U.S. federal income tax liability and any excess may be refundable if the proper information is provided to the IRS.
CERTAIN ERISA CONSIDERATIONS
      The following summarizes certain considerations associated with any purchase and holding of the notes, or any receipt and holding of common stock issued in connection with the conversion of such notes, by an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (ERISA), by an individual retirement account that qualifies for tax-exempt treatment under the Code (each, an IRA), or by any similar plan or arrangement that is subject to similar provisions under the Code or relevant federal, state, local, non-U.S. or other laws or regulations (collectively, Similar Laws). For purposes of this discussion, when such employee benefit plans, IRAs, and other plans and arrangements are discussed generically or as a group, such plans, IRAs and arrangements will be individually referred to as a Plan and collectively be referred to as the Plans.
Fiduciary Matters; Prohibited Transactions in General
      ERISA imposes certain duties on persons who are fiduciaries of a Plan which is subject to Title I of ERISA (an ERISA Plan). One such duty requires ERISA Plan fiduciaries to avoid engaging in certain types of transactions (each, a Prohibited Transaction, and, together, Prohibited Transactions) with any party that has a direct or indirect relationship with the Plan or its fiduciaries (a Party-in-Interest), or is acting under a direct or indirect conflict of interest in connection with any such transaction. In general, any party that is a fiduciary or a sponsor of an ERISA Plan, or a regular service provider to an ERISA Plan, or an officer or substantial shareholder of any such fiduciary, sponsor or service provider (or is an affiliate of any of them), is a Party-in-Interest to such ERISA Plan. When engaging in a transaction with a Party-in-Interest, the only way to avoid a Prohibited Transaction is to satisfy the conditions for a special exemption. An ERISA Plan fiduciary or Party-in-Interest found to have engaged in a Prohibited Transaction may be liable for any loss(es) to the ERISA Plan which result from such Transaction, and possibly subject to other equitable relief, which can include a court-ordered rescission of such Transaction.
      The Code contains similar provisions, which apply to many types of ERISA plans and to other types of plans not subject to ERISA (further discussed, below). The Code imposes substantial tax penalties (called Prohibited Transaction Taxes) on any Plan fiduciary or other Party-in-Interest held to have caused or allowed the Plan to commit a Prohibited Transaction (whether or not the Plan also qualifies as an ERISA Plan) — again, unless a special exemption can be found to apply. For purposes of the foregoing and as a general rule, any person who formally has discretionary authority or control over the administration of an ERISA Plan or the management or disposition of an ERISA Plan’s assets, or who renders investment advice to an ERISA Plan for a fee or other compensation, (called Named Fiduciaries), or who actually exercises such discretionary authority or control (called De Facto Fiduciaries) will qualify as a fiduciary of such ERISA Plan.
      The Prohibited Transaction rules that apply to IRAs differ slightly. Under Section 408(e)(2) of the Code, which applies only to a Plan that constitutes an IRA, an IRA found to have engaged in a Prohibited Transaction loses its tax-exempt status under the Code, and thereafter is treated as having distributed its entire interest to its owner for federal tax purposes.
      In considering whether to permit an ERISA Plan, an IRA, or a Plan that is not subject to ERISA but is subject to the Code, to invest in notes and/or invest in our common stock as a result of having converted the notes into our common stock, a Plan fiduciary must determine whether the investment is being made in accordance with the Plan’s governing documents and instruments and the applicable provisions of ERISA, the Code and any Similar Laws pertaining to a fiduciary’s duties to the Plan under ERISA, the Code and Similar Laws.
Avoiding Prohibited Transactions
      The acquisition and/or holding of notes by a Plan, and the receipt and holding of any of our common stock by a Plan as a result of a conversion of notes by a Plan, may constitute or result in a direct or indirect Prohibited Transaction under Section 406 of ERISA and/or Section 4975 of the Code, if purchased from a Party-in-Interest or if purchased or acquired by or through a Party-in-Interest, unless the transaction(s) in question meet the requirements set forth in an applicable statutory, class or individual prohibited transaction exemption.
      To enable Plans to purchase and hold securities of the type described herein without violating the Prohibited Transaction rules and triggering the tax penalties and other sanctions described above, the U.S. Department of Labor (the DOL) has issued prohibited transaction class exemptions (PTCEs) that apply to a wide array of circumstances under which ERISA Plans and other types of Plans acquire and hold such securities. These PTCEs include, without limitation, PTCE 84-14 (permitting certain types of transactions handled by qualified professional asset managers capable of acting with sufficient independence), PTCE 90-1 (permitting certain types of insurance company pooled separate accounts), PTCE 91-38 (permitting certain types of bank collective investment funds), PTCE 95-60 (permitting the use of life insurance company general accounts), and PTCE 96-23 (permitting certain transactions handled by in-house asset managers). Because the procedures used to determine the availability of a PTCE are facts-intensive, there can be no general assurance that all of the conditions of any PTCE will be satisfied. Plans interested in purchasing notes should consult with competent ERISA and tax counsel to determine whether an appropriate exemption is available.
      Because of the foregoing, the notes and any common stock issued in connection with a conversion of the notes, should not be purchased or held by any individual responsible for investing “plan assets” of any Plan, unless such individual determines that doing so will not constitute a Prohibited Transaction under relevant law (including, without limitation, ERISA, the Code or other Similar Laws), and will not trigger tax penalties or other sanctions.
      The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon Plans and those responsible for investing such Plans’ assets, it is particularly important that any such individuals consult with their counsel regarding the potential applicability of ERISA, Section 408(e)(2) of the Code, Section 4975 of the Code, and/or any Similar Laws, and any potentially applicable exemption(s), when considering whether to purchase and hold notes, or to acquire common stock in connection with a conversion of notes.
SELLING SECURITY HOLDERS
      We originally issued the notes to the initial purchasers, Banc of America Securities LLC, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc., and First Albany Capital Inc. in a private placement that closed on May 3, 2006. The initial purchasers resold the notes in transactions exempt from registration under Rule 144A under the Securities Act. Selling security holders, which term includes their transferees, pledgees, donees or their successors, may from time to time offer and sell the notes and the common stock issuable upon conversion of the notes pursuant to this prospectus or any applicable prospectus supplement.
      The following table sets forth certain information with respect to the selling security holders and the principal amount of notes and the number of shares of common stock beneficially owned by each selling security holder that may be offered from time to time under this prospectus. We prepared this table based on the information supplied to us by the selling security holders on or prior to August 18, 2006. This table only reflects information regarding selling security holders who have provided us with such information. Information concerning the selling security holders may change from time to time and any changed information, including the name of any transferee, pledgee, donee or successor to a selling security holder, will be set forth in supplements to this prospectus if and when necessary. Holders of the $4,621,000 principal amount of notes whose identity is presently unknown to us may not use this prospectus for resales of the notes or the common stock issuable upon conversion of the notes unless information regarding such holders is set forth in a supplement to this prospectus.
      Several of the selling security holders are affiliates of registered broker-dealers. Each of these selling security holders has informed us that (1) such selling security holder purchased the notes in the ordinary course of business and (2) at the time that the notes were purchased, the selling security holder had no agreements or understandings, directly or indirectly, to distribute the notes.
      The number of shares of common stock issuable upon conversion of the notes shown in the table below assumes conversion of the full amount of the notes held by each selling security holder at an initial conversion rate of 44.6229 shares per $1,000 principal amount of notes, and does not include any shares that may be issuable as a make whole premium upon conversion of the notes following a change in control. The initial conversion rate is subject to adjustment in certain events. Accordingly, the number of conversion shares may increase or decrease from time to time.
      The percentage of common stock beneficially owned and being offered is based on the number of shares of our common stock that were outstanding as of August 1, 2006. Because the selling security holders may offer all or some portion of the notes or the shares of common stock issuable upon conversion of the notes pursuant to this prospectus, we have assumed for purposes of the table below that the selling security holders will sell all of the notes and all of the shares of common stock offered by this prospectus pursuant to this prospectus. In addition, the selling security holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes in transactions exempt from the registration requirements of the Securities Act since the date on which they provided the information to us regarding their holdings. As of August 1, 2006, we had $143,750,000 in principal amount of the notes and 117,600,022 shares of common stock outstanding.

      Based on information provided by the selling security holders, none of the selling security holders has held any position or office or has had any material relationship with us within the past three years.

						Shares of
	Principal		Shares of			Common
	Amount of		Common			Stock
	Notes		Stock		Shares of	Beneficially		Percentage
	Beneficially	Percentage	Beneficially		Common	Owned		of Common
	Owned and	of Notes	Owned Prior		Stock	After		Stock
Name	Offered	Outstanding	to Offering(1)		Offered(1)	Offering		Outstanding

Alabama Children’s Hospital Foundation(2)	$115,000	*	5,132		5,132	—		—
Aloha Airlines Non-Pilots Pension Trust(2)	$95,000	*	4,240		4,240	—		—
American Beacon Funds(4)	$150,000	*	6,694		6,694	—		—
Arkansas PERS(2)	$950,000	*	42,392		42,392	—		—
Arkansas Teacher Retirement(3)	$2,900,000	2.02%	129,407		129,407	—		—
Astra Zeneca Holdings Pension(2)	$125,000	*	5,578		5,578	—		—
Attorney’s Title Insurance Fund(2)	$255,000	*	11,379		11,379	—		—
Aventis Pension Master Trust(4)	$365,000	*	36,942	(5)	16,288	20,654	(5)	*
Baptist Health of South Florida(3)	$515,000	*	22,981		22,981	—		—
BNP Paribas Arbitrage(6)	$4,000,000	2.78%	178,492		178,492	—		—
Boilermakers Blacksmith Pension Trust(2)	$3,300,000	2.30%	147,256		147,256	—		—
Boilermakers-Blacksmith Pension Trust(4)	$2,650,000	1.84%	268,664	(7)	118,251	150,413	(7)	*
CALAMOS Convertible and High Income Fund(4)	$5,500,000	3.83%	245,426		245,426	—		—
CALAMOS Convertible Fund — CALAMOS Investment Trust(4)	$4,860,000	3.38%	216,868		216,868	—		—
CALAMOS Convertible Opportunities and Income Fund(4)	$5,000,000	3.48%	223,115		223,115	—		—
CALAMOS Global Total Return Fund(4)	$1,175,000	*	52,432		52,432	—		—
CALAMOS Strategic Total Return Fund(4)	$7,500,000	5.22%	334,672		334,672	—		—
CEMEX Pension Plan(4)	$190,000	*	19,255	(8)	8,479	10,776	(8)	*
CNH CA Master Account, L.P.(9)	$3,000,000	2.09%	133,869		133,869	—		—
Convertible Arbitrage Fund of a Series of Underlying Fund Trust LLC(10)	$750,000	*	33,468		33,468	—		—
Credit Suisse Securities (USA) LLC(11)	$2,896,000	2.02%	129,228		129,228	—		—
DBAG London(12)	$11,000,000	7.65%	517,792	(13)	490,852	26,940	(13)	*
Delaware PERS(2)	$650,000	*	29,005		29,005	—		—
Delta Airlines Master Trust(2)	$605,000	*	26,997		26,997	—		—
Delta Airlines Master Trust(4)	$1,225,000	*	54,664		54,664	—		—
Delta Pilots Disability and Survivorship Trust(4)	$490,000	*	49,703	(14)	21,866	27,838	(14)	*
DKR SoundShore Opportunity Holding Fund Ltd.(15)	$1,000,000	*	44,623		44,623	—		—
Dorinco Reinsurance Company(4)	$1,075,000	*	108,584	(16)	47,970	60,614	(16)	*
Engineers Joint Pension Fund(3)	$200,000	*	8,925		8,925	—		—
Epstein Combined Holdings(2)	$20,000	*	893		893	—		—

						Shares of
	Principal		Shares of			Common
	Amount of		Common			Stock
	Notes		Stock		Shares of	Beneficially		Percentage
	Beneficially	Percentage	Beneficially		Common	Owned		of Common
	Owned and	of Notes	Owned Prior		Stock	After		Stock
Name	Offered	Outstanding	to Offering(1)		Offered(1)	Offering		Outstanding

Fore Convertible Master Fund, Ltd.(17)	$351,000	*	5,165,540	(18)	15,663	5,149,878	(18)	4.38%
Fore Erisa Fund, Ltd.(17)	$36,000	*	5,151,484	(18)	1,607	5,149,878	(18)	4.38%
FPL Group Employees Pension Plan(2)	$640,000	*	28,559		28,559	—		—
Froley Revy Alternative Strategies(2)	$305,000	*	13,610		13,610	—		—
Grace Convertible Arbitrage Fund, Ltd.(19)	$4,000,000	2.78%	178,492		178,492	—		—
Hallmark Convertible Securities Fund(2)	$5,000	*	224		224	—		—
HFR CA Select Fund(20)	$650,000	*	29,005		29,005	—		—
Highbridge International LLC(21)	$24,000,000	16.70%	1,070,950		1,070,950	—		—
ICI American Holdings Trust(2)	$210,000	*	9,371		9,371	—		—
Institutional Benchmarks Series (Master Feeder) Ltd.(20)	$1,100,000	*	49,086		49,086	—		—
Knoxville Utilities Board Retirement System(4)	$164,000	*	16,748	(22)	7,319	9,429	(22)	*
Louisiana CCRF(2)	$400,000	*	17,850		17,850	—		—
Louisiana Workers’ Compensation Corporation(4)	$400,000	*	45,238	(23)	17,850	27,389	(23)	*
Macomb County Employees’ Retirement System(4)	$380,000	*	38,509	(24)	16,957	21,552	(24)	*
Man Mac I Limited(25)	$113,000	*	5,154,920	(18)	5,043	5,149,878	(18)	4.38%
Meriter Health Services, Inc. Employee Retirement Plan(4)	$150,000	*	6,694		6,694	—		—
NFJ DIV, INT, & PREM STRAT(3)	$3,000,000	2.09%	133,869		133,869	—		—
Nicholas Applegate Capital Management U.S. Convertible Mutual Fund(3)	$275,000	*	12,272		12,272	—		—
Nuveen Preferred & Convertible Fund JQC(2)	$4,545,000	3.16%	202,812		202,812	—		—
Nuveen Preferred & Convertible Income Fund JPC(2)	$3,250,000	2.26%	145,025		145,025	—		—
Port Authority of Allegheny County Consolidated Trust Fund(4)	$66,000	*	6,717	(26)	2,946	3,772	(26)	*
Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union(4)	$780,000	*	79,257	(27)	34,806	44,451	(27)	*
Prisma Foundation(4)	$160,000	*	17,916	(8)	7,140	10,776	(8)	*
Prudential Insurance Co. of America(28)	$55,000	*	2,455		2,455	—		—
San Diego City Retirement(3)	$1,390,000	*	62,026		62,026	—		—
San Diego County Convertible(3)	$780,000	*	34,806		34,806	—		—
San Diego County Employees Retirement Association(20)	$2,100,000	1.46%	93,709		93,709	—		—

						Shares of
	Principal		Shares of			Common
	Amount of		Common			Stock
	Notes		Stock		Shares of	Beneficially		Percentage
	Beneficially	Percentage	Beneficially		Common	Owned		of Common
	Owned and	of Notes	Owned Prior		Stock	After		Stock
Name	Offered	Outstanding	to Offering(1)		Offered(1)	Offering		Outstanding

SPT(4)	$2,300,000	1.60%	228,352	(29)	102,633	125,719	(29)	*
State of Oregon Equity(2)	$2,700,000	1.88%	120,482		120,482	—		—
Syngenta AG(2)	$80,000	*	3,570		3,570	—		—
The Cockrell Foundation(4)	$95,000	*	9,628	(30)	4,240	5,388	(30)	*
The Dow Chemical Company Employees’ Retirement Plan(4)	$2,225,000	1.55%	225,005	(29)	99,286	125,719	(29)	*
The Fondren Foundation(4)	$83,000	*	8,374	(31)	3,704	4,670	(31)	*
Univar USA Inc. Retirement Plan(4)	$575,000	*	58,435	(32)	25,659	32,777	(32)	*
Univar Carbide Retirement Account(4)	$1,150,000	*	116,421	(33)	51,317	65,104	(33)	*
US Bank FBO Benedictine Health Systems(2)	$315,000	*	14,057		14,057	—		—
Vicis Capital Master Fund(34)	$9,000,000	6.26%	401,607		401,607	—		—
Wyoming State Treasurer(3)	$595,000	*	26,551		26,551	—		—
Zazove Convertible Arbitrage Fund, L.P.(20)	$5,050,000	3.51%	225,346		225,346	—		—
Zazove Hedged Convertible Fund, L.P.(20)	$3,100,00	2.16%	138,331		138,331	—		—
Subtotal	$139,129,000	96.79%
Any other holder of notes or future transferee, pledge, donee or successor of any such holder(35)	$4,621,000	3.21%
TOTAL:	$143,750,000	100.0%

*	Less than one percent.

(1)	Does not include up to an aggregate of 2,243,938 shares of common stock that may be issuable as a make whole premium upon conversion of the notes following a change in control.

(2)	Froley Revy Investment Co. has voting and dispositive power over the securities held by this security holder. Ann Houlihan, the Chief Compliance Officer, has oversight authority of investments at Froley Revy Investment Co.

(3)	Nicholas-Applegate Capital Management LLC (“Nicholas-Applegate”) is an investment adviser. Nicholas-Applegate is an affiliate of Nicholas-Applegate Securities LLC, a limited purpose broker-dealer. As the investment adviser, Nicholas-Applegate has voting and dispositive power over the securities held by this security holder. Horacio A. Valeiras, in his capacity as the Chief Investment Officer of Nicholas-Applegate, has oversight authority over all portfolio managers of Nicholas-Applegate.

(4)	Calamos Advisors LLC, as the investment advisor to this security holder, has voting and dispositive power over the securities held by this security holder. Nick Calamos is the head of investments and co-chief investment officer of Calamos Advisors LLC.

(5)	Includes ownership of $230,000 principal amount of 4.5% convertible subordinated notes, which are currently convertible at the rate of 89.7989 shares per $1,000 principal amount of notes.

(6)	BNP Paribas S.A. has voting and dispositive power over the securities held by this security holder.

(7)	Includes ownership of $1,675,000 principal amount of 4.5% convertible subordinated notes, which are currently convertible at the rate of 89.7989 shares per $1,000 principal amount of notes.

(8)	Includes ownership of $120,000 principal amount of 4.5% convertible subordinated notes, which are currently convertible at the rate of 89.7989 shares per $1,000 principal amount of notes.

(9)	CNH Partners, LLC, as the investment advisor to CNH CA Master Account, L.P., has voting and dispositive power over the securities held by this security holder. Robert Krail, Mark Mitchell and Todd Pulvino are the investment principals for CNH Partners, LLC.

(10)	Capital Works Investment Partners LLC, as the fund manager to Convertible Arbitrage Fund of a Series of Underlying Fund Trust, has voting and dispositive power over the securities held by this security holder. John Wylie, Jack Marshall, Ken Applegate and Mark Correnti are the managing members of Capital Works Investment Partners LLC.

(11)	Credit Suisse Securities (USA) LLC, a broker-dealer, was an initial purchaser of the notes. Jeff Andreski has voting and dispositive power over the securities held by this security holder.

(12)	DBAG London is an affiliate of a broker-dealer. Patrick Corrigan has voting and dispositive power over the securities held by this security holder.

(13)	Includes ownership of $300,000 principal amount of 4.5% convertible subordinated notes, which are currently convertible at the rate of 89.7989 shares per $1,000 principal amount of notes.

(14)	Includes ownership of $310,000 principal amount of 4.5% convertible subordinated notes, which are currently convertible at the rate of 89.7989 shares per $1,000 principal amount of notes.

(15)	DKR Capital Partners L.P., as the investment manager to DKR SoundShore Opportunity Holding Fund Ltd., has voting and dispositive power over the securities held by this security holder. Mr. Tomas Kirvaitis is one of the portfolio managers to DKR Capital Partners L.P. and has trading authority over the securities held by this security holder.

(16)	Includes ownership of $675,000 principal amount of 4.5% convertible subordinated notes, which are currently convertible at the rate of 89.7989 shares per $1,000 principal amount of notes.

(17)	David Egglishaw has voting and dispositive power over the securities held by this security holder.

(18)	Includes ownership of $57,349,000 principal amount of 4.5% convertible subordinated notes, which are currently convertible at the rate of 89.7989 shares per $1,000 principal amount of notes.

(19)	Michael Brailov has voting and dispositive power over the securities held by this security holder.

(20)	Gene T. Prelti has voting and dispositive power over the securities held by this security holder.

(21)	Highbridge Capital Management, LLC, as the trading manager of Highbridge International LLC, has voting and dispositive power over securities held by this security holder. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC.

(22)	Includes ownership of $105,000 principal amount of 4.5% convertible subordinated notes, which are currently convertible at the rate of 89.7989 shares per $1,000 principal amount of notes.

(23)	Includes ownership of $305,000 principal amount of 4.5% convertible subordinated notes, which are currently convertible at the rate of 89.7989 shares per $1,000 principal amount of notes.

(24)	Includes ownership of $240,000 principal amount of 4.5% convertible subordinated notes, which are currently convertible at the rate of 89.7989 shares per $1,000 principal amount of notes.

(25)	Michael Collins has voting and dispositive power over the securities held by this security holder.

(26)	Includes ownership of $42,000 principal amount of 4.5% convertible subordinated notes, which are currently convertible at the rate of 89.7989 shares per $1,000 principal amount of notes.

(27)	Includes ownership of $495,000 principal amount of 4.5% convertible subordinated notes, which are currently convertible at the rate of 89.7989 shares per $1,000 principal amount of notes.

(28)	Prudential Insurance Co. of America is an affiliate of a broker-dealer. Froley Revy Investment Co. has voting and dispositive power over the securities held by this security holder. Ann Houlihan, the Chief Compliance Officer, has oversight authority of investments at Froley Revy Investment Co.

(29)	Includes ownership of $1,400,000 principal amount of 4.5% convertible subordinated notes, which are currently convertible at the rate of 89.7989 shares per $1,000 principal amount of notes.

(30)	Includes ownership of $60,000 principal amount of 4.5% convertible subordinated notes, which are currently convertible at the rate of 89.7989 shares per $1,000 principal amount of notes.

(31)	Includes ownership of $52,000 principal amount of 4.5% convertible subordinated notes, which are currently convertible at the rate of 89.7989 shares per $1,000 principal amount of notes.

(32)	Includes ownership of $365,000 principal amount of 4.5% convertible subordinated notes, which are currently convertible at the rate of 89.7989 shares per $1,000 principal amount of notes.

(33)	Includes ownership of $725,000 principal amount of 4.5% convertible subordinated notes, which are currently convertible at the rate of 89.7989 shares per $1,000 principal amount of notes.

(34)	Vicis Capital, LLC, as the investment manager to Vicis Capital Master Fund, has voting and dispositive power over the securities held by this security holder. John Succo, Sky Lucas and Shad Stastney jointly control Vicis Capital, LLC.

(35)	Information about other selling security holders will be set forth in one or more supplements to this prospectus to the extent such information is received by us. Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.
PLAN OF DISTRIBUTION
      The selling security holders may from time to time sell the notes and the shares of common stock issuable upon conversion of the notes covered by this prospectus, which we collectively refer to in this section as the securities, directly to purchasers or offer the securities through underwriters, broker-dealers or agents. These underwriters, broker-dealers and agents may receive compensation in the form of underwriting discounts, concessions or commissions from the selling security holders and/or the purchasers of securities for whom they may act as agent, which discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.
      The securities may be sold in one or more transactions:

•	at fixed prices;

•	at prevailing market prices at the time of sale;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.
      These sales may be effected in transactions that may involve crosses or block transactions, in the following manner:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, including the New York Stock Exchange in the case of our common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing and exercise of options, whether these options are listed on any options exchange or otherwise.
      In connection with the sale of the securities, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging positions they assume. The selling security holders may sell the securities short and deliver securities to close out short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities.

      Our outstanding common stock is listed for trading on the New York Stock Exchange under the symbol “PWR.” We do not intend to list the notes on any securities exchange or automated quotation system. We cannot assure you as to the liquidity of any trading market for the notes that may develop.
      In order to comply with the securities laws of some jurisdictions, if applicable, the holders of securities may offer and sell those securities in such jurisdictions only through registered or licensed brokers or dealers. In addition, under certain circumstances, in some jurisdictions the securities may not be offered or sold unless they have been registered or qualified for sale in the applicable jurisdiction or an exemption from registration or qualification requirements is available and is complied with.
      The selling security holders, and any underwriters, broker-dealers or agents that participate in the sale of securities, may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Selling security holders that are also registered broker-dealers who act in connection with the sale of the securities hereunder are “underwriters” within the meaning of the Securities Act. Any discounts, commissions, concessions or profit they earn on any sale of the securities may be underwriting compensation under the Securities Act. Neither we nor any selling security holder can presently estimate the amount of such compensation. Credit Suisse Securities (USA) LLC has informed us that it is a registered broker-dealer, and as a result, it is an underwriter in connection with the sale of the notes. Several of the selling security holders are affiliates of registered broker-dealers. Each of these selling security holders has informed us that (1) such selling security holder purchased the notes in the ordinary course of business and (2) at the time that the notes were purchased, the selling security holder had no agreements or understandings, directly or indirectly, with any person to distribute the notes.
      Selling security holders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. The selling security holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.
      To the extent required with respect to an offer of any of the securities held by any of the selling security holders named in this prospectus, the specific securities to be sold, the name of the applicable transferee, pledgee, donee or successor to a selling security holder making such offer, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement. To the extent required with respect to an offer of any securities held by a holder whose identity is presently unknown to us, the foregoing information and the name of the selling security holder will be set forth in an accompanying prospectus supplement.
      To our knowledge, there are currently no plans, arrangements or understandings between any selling security holders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling security holders. Selling security holders may be able to sell the notes and the underlying common stock pursuant to an exemption from the registration requirements of the Securities Act rather than making sales pursuant to this prospectus. In addition, we cannot assure you that any such selling security holder will not transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus.
      We entered into a registration rights agreement for the benefit of holders of the securities to register their securities under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross indemnification of the selling security holders and us and their and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the securities, including liabilities under the Securities Act. If the notes and the common stock issuable upon conversion of the notes are sold through underwriters, broker-dealers or agents, the selling security holders will be responsible for underwriting discounts or commissions or agent’s commissions. We estimate that the expenses of this offering to be paid by us will be approximately $120,000.

LEGAL MATTERS
      Baker & Hostetler LLP, Houston, Texas, has passed upon the validity of the notes and the common stock issuable upon conversion of the notes.
EXPERTS
      The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Quanta Services, Inc. for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. Copies can be obtained from the SEC upon payment of the prescribed fees. The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. In addition, you can obtain information about us at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. We maintain a website at www.quantaservices.com. The information contained on our website is not incorporated by reference in this prospectus and you shall not consider it a part of this prospectus.
      We “incorporate by reference” into this prospectus certain information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Any statement made in a document incorporated by reference in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any other subsequently filed document, which is also incorporated by reference, modifies or supersedes the statement. Any statement made in this prospectus is deemed to be modified or superseded to the extent a statement in any subsequently filed document, which is incorporated by reference in this prospectus, modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
      We incorporate by reference the filings listed below, which have previously been filed with the SEC, and any future filings made with the SEC prior to the termination of this offering under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (Exchange Act), until all the notes offered by this prospectus have been sold and all conditions to the consummation of such sales have been satisfied (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K unless specifically incorporated by reference by us). All of these filings, which contain important information about us, are considered a part of this prospectus.

•	Our annual report on Form 10-K for the year ended December 31, 2005, filed on March 2, 2006;

•	The sections “Stock Ownership of Certain Beneficial Owners and Management,” “Election of Directors,” Executive Compensation and Other Matters,” “Certain Transactions,” and “Audit Fees” of the definitive proxy statement relating to our 2006 Annual Meeting of Stockholders, filed on April 20, 2006;

•	Our quarterly report on Form 10-Q for the quarter ended March 31, 2006, filed on May 9, 2006;

•	Our quarterly report on Form 10-Q for the quarter ended June 30, 2006, filed on August 9, 2006;

•	Our current reports on Form 8-K filed on March 8, 2006, April 27, 2006, May 2, 2006, May 3, 2006, May 4, 2006 (only as to the report including Items 1.01, 2.03, 3.02 and 9.01), May 16, 2006 and June 15, 2006; and

•	The description of our common stock contained in our registration statement on Form 8-A/A, filed on February 6, 1998.
      You may obtain copies of documents incorporated by reference in this document, without charge, by writing to us at the following address or calling us at the telephone number listed below:
Quanta Services, Inc.
1360 Post Oak Boulevard, Suite 2100
Houston, Texas 77056
(713) 629-7600
Attention: Corporate Secretary
      We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the notes and the shares of common stock issuable upon conversion of the notes to be offered and sold by this prospectus. This prospectus does not contain all of the information included in the registration statement, some of which is contained in exhibits to the registration statement. The registration statement, including the exhibits, can be read at the SEC web site or at the SEC offices referred to above. Any statement made or incorporated by reference into this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

PART II

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
      The following table sets forth the costs and expenses payable by the registrant in connection with the resales of the securities to be registered, other than underwriting commissions. All amounts shown are estimates except the SEC registration statement filing fee. The selling security holders will pay none of the expenses listed below:

Amounts to be Paid

Securities and Exchange Commission filing fee	$15,382
Printing fees and expenses	40,000
Legal fees and expenses	50,000
Accounting fees and expenses	6,500
Other	8,118

Total	$120,000

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS
      Section 145(a) of the General Corporation Law of the State of Delaware (DGCL) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.
      Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards to those set forth above, except that no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.
      Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145 of the DGCL.
      Article Tenth of our Restated Certificate of Incorporation and Article Seven of our Amended and Restated Bylaws contain provisions for indemnification of directors and officers and for the advancements of expenses to any director or officer to the fullest extent permitted by Delaware law. Additionally,

Article Eleventh of our Restated Certificate of Incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.
      Article Seven of our Amended and Restated Bylaws permits us to purchase insurance for directors and officers against liability for expenses, judgments or settlements, whether or not we would have the power to indemnify such persons against such liabilities. We have director and officer insurance in place for our directors and officers.
      In addition, we have entered into Indemnity Agreements with our directors and executive officers. The form of Indemnity Agreement entered into with each director and officer was previously filed with the SEC as Exhibit 10.1 to Quanta’s Current Report on Form 8-K filed on May 31, 2005 and is incorporated herein by reference. Our board of directors may from time to time authorize Quanta to enter into additional indemnity agreements with other of its future directors and officers utilizing the same form of Indemnity Agreement.
      The Indemnity Agreements generally provide that Quanta will, to the extent permitted by applicable law, indemnify and hold harmless each indemnitee that is, or is threatened to be made, a party to any civil, criminal or administrative proceeding against all expenses, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with any such proceeding. The Indemnity Agreements provide the indemnitee with indemnification rights in connection with third-party proceedings and proceedings brought by or in the right of Quanta. In addition, the Indemnity Agreements provide for the advancement of expenses incurred by the indemnitee in connection with any covered proceeding to the fullest extent permitted by applicable law. The Indemnity Agreements also provide that if the indemnification rights provided for therein are unavailable for any reason, Quanta will pay, in the first instance, the entire amount incurred by the indemnitee in connection with any covered proceeding and waives and relinquishes any right of contribution it may have against the indemnitee.
      The rights provided by the Indemnity Agreements are in addition to any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled under applicable law, Quanta’s Restated Certificate of Incorporation or Amended and Restated Bylaws, or otherwise.
      The above description of the Indemnity Agreements is subject to, and is qualified in its entirety by reference to, all the provisions of the form of Indemnity Agreement, previously filed as Exhibit 10.1 to Quanta’s Current Report on Form 8-K filed on May 31, 2005.

ITEM 16.	EXHIBITS

4.1	Form of Common Stock certificate (previously filed as Exhibit 4.1 to Quanta’s Registration Statement on Form S-1 (No. 333-42957) filed December 22, 1997 and incorporated herein by reference)

4.2	Indenture, dated as of May 3, 2006, between Quanta Services, Inc. and Wells Fargo Bank, National Association, as trustee (previously filed as Exhibit 99.2 to the Company’s Form 8-K (001-13831) filed May 4, 2006 and incorporated herein by reference)

4.3	Amended and Restated Rights Agreement dated as of March 8, 2000 and amended and restated as of October 24, 2002 between Quanta Services, Inc. and American Stock Transfer & Trust Company, as Rights Agent, which includes as Exhibit B thereto the Form of Right Certificate (previously filed as Exhibit 1 to the Company’s Form 8-A/ A (No. 011-13831) filed October 25, 2002 and incorporated herein by reference)

5.1	Opinion of Baker & Hostetler LLP as to the legality of the securities being registered (filed herewith)

10.1	Registration Rights Agreement, dated May 3, 2006, between Quanta Services, Inc., Banc of America Securities LLC, J.P. Morgan Securities Inc. and Credit Suisse Securities (USA) LLC (previously filed as Exhibit 99.1 to the Company’s Form 8-K (001-13831) filed May 4, 2006 and incorporated herein by reference)

10.2	Form of Indemnity Agreement (previously filed as Exhibit 10.1 to the Company’s Form 8-K (001-13831) filed on May 31, 2005 and incorporated herein by reference)

12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges (filed herewith)

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith)

23.2	Consent of Baker & Hostetler LLP (see Exhibit 5.1)

24.1	Power of Attorney (contained on signature page hereto)

25.1	Form T-1 Statement of Eligibility of Wells Fargo Bank, N.A. as Trustee (filed herewith)

ITEM 17.	UNDERTAKINGS
      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange At) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 of this registration statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 18th day of August, 2006.

QUANTA SERVICES, INC.

By:	/s/ John R. Colson

John R. Colson
Chief Executive Officer
POWER OF ATTORNEY
      Each person whose individual signature appears below hereby authorizes and appoints Tana L. Pool and James H. Haddox, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration statement, including any and all post-effective amendments and amendments thereto, and any registration statement relating to the same offering as this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.
      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed on August 18, 2006, by the following persons in the capacities indicated below:

Signature	Title (Capacity)

/s/ John R. Colson John R. Colson	Chief Executive Officer, Director (Principal Executive Officer)

/s/ James H. Haddox James H. Haddox	Chief Financial Officer (Principal Financial Officer)

/s/ Derrick A. Jensen Derrick A. Jensen	Vice President, Controller and Chief Accounting Officer

/s/ James R. Ball James R. Ball	Director

/s/ Ralph R. DiSibio Ralph R. DiSibio	Director

Signature	Title (Capacity)

/s/ Vincent D. Foster Vincent D. Foster	Director

/s/ Bernard Fried Bernard Fried	Director

/s/ Louis C. Golm Louis C. Golm	Director

/s/ Worthing F. Jackman Worthing F. Jackman	Director

/s/ Bruce Ranck Bruce Ranck	Director

/s/ Gary A. Tucci Gary A. Tucci	Director

/s/ John R. Wilson John R. Wilson	Director

/s/ Pat Wood, III Pat Wood, III	Director

EXHIBIT INDEX

4.1	Form of Common Stock certificate (previously filed as Exhibit 4.1 to Quanta’s Registration Statement on Form S-1 (No. 333-42957) filed December 22, 1997 and incorporated herein by reference)

4.2	Indenture, dated as of May 3, 2006, between Quanta Services, Inc. and Wells Fargo Bank, National Association, as trustee (previously filed as Exhibit 99.2 to the Company’s Form 8-K (001-13831) filed May 4, 2006 and incorporated herein by reference)

4.3	Amended and Restated Rights Agreement dated as of March 8, 2000 and amended and restated as of October 24, 2002 between Quanta Services, Inc. and American Stock Transfer & Trust Company, as Rights Agent, which includes as Exhibit B thereto the Form of Right Certificate (previously filed as Exhibit 1 to the Company’s Form 8-A/ A (No. 011-13831) filed October 25, 2002 and incorporated herein by reference)

5.1	Opinion of Baker & Hostetler LLP as to the legality of the securities being registered (filed herewith)

10.1	Registration Rights Agreement, dated May 3, 2006, between Quanta Services, Inc., Banc of America Securities LLC, J.P. Morgan Securities Inc. and Credit Suisse Securities (USA) LLC (previously filed as Exhibit 99.1 to the Company’s Form 8-K (001-13831) filed May 4, 2006 and incorporated herein by reference)

10.2	Form of Indemnity Agreement (previously filed as Exhibit 10.1 to the Company’s Form 8-K (001-13831) filed on May 31, 2005 and incorporated herein by reference)

12.1	Statement Regarding Computation of Earnings to Fixed Charges (filed herewith)

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith)

23.2	Consent of Baker & Hostetler LLP (see Exhibit 5.1)

24.1	Power of Attorney (contained on signature page hereto)

25.1	Form T-1 Statement of Eligibility of Wells Fargo Bank, N.A. as Trustee (filed herewith)